Exhibit 4.1

LOAN AGREEMENT

dated as of September 30, 2004

among

TECO ENERGY, INC.,

THE LENDERS

and

JPMORGAN CHASE BANK,

as Administrative Agent

J.P. MORGAN SECURITIES INC.

and

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED

Co-Lead Arrangers and Joint Bookrunners

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED

as Syndication Agent

TABLE OF CONTENTS

ARTICLE I DEFINITIONS			1

1.1	Definitions.		1
1.2	Rules of Interpretation.		13

ARTICLE II THE FACILITY			14

2.1	The Facility.		14
	2.1.1	Loans.	14
	2.1.2	Interest Provisions Applicable to all Loans.	15
	2.1.3	Conversion of Loans	17
	2.1.4	Loan Principal Payment	18
	2.1.5	Promissory Notes	18
	2.1.6	Prepayments	18
2.2	Total Commitment and Fees.		19
	2.2.1	Total Commitment	19
	2.2.2	Optional Reductions and Cancellations	19
	2.2.3	Mandatory Cancellation	19
2.3	Fees.		19
	2.3.1	Commitment Fee	19
	2.3.2	Calculation of Fees	19
2.4	Other Payment Terms.		19
	2.4.1	Place and Manner	19
	2.4.2	Date	20
	2.4.3	Late Payments	20
	2.4.4	Net of Taxes, Etc.	20
	2.4.5	Application of Payments	22
	2.4.6	Failure to Pay Administrative Agent	22
	2.4.7	Withholding Exemption Certificates	22
2.5	Pro Rata Treatment.		23
	2.5.1	Borrowing, Commitment Reductions, Etc.	23
	2.5.2	Sharing of Payments, Etc.	23
2.6	Change of Circumstances.		23
	2.6.1	Inability to Determine Rates	23
	2.6.2	Illegality	24
	2.6.3	Increased Costs	24
	2.6.4	Capital Requirements	25
	2.6.5	Notice; Participating Lenders’ Rights	25
2.7	Funding Losses.		26
2.8	Alternate Office, Minimization of Costs.		26
	2.8.1	Minimization of Costs	26
	2.8.2	Replacement Rights	26

-ii-

	2.8.3	Alternate Office	27

ARTICLE III CONDITIONS PRECEDENT			27

3.1	Conditions Precedent to Effectiveness.		27
	3.1.1	Loan Agreement	27
	3.1.2	Resolutions	27
	3.1.3	Incumbency	27
	3.1.4	Legal Opinions	28
	3.1.5	Accuracy of Representations and Warranties	28
	3.1.6	Financial Statements	28
	3.1.7	No Defaults	28
	3.1.8	Certificate of Borrower	28
	3.1.9	Payment of Fees	28
	3.1.10	Solvency	28
3.2	Conditions Precedent to the Loans		29
	3.2.1	Accuracy of Representations and Warranties	29
	3.2.2	No Defaults	29
	3.2.3	Notice of Borrowing	29
	3.2.4	Instruction and Acknowledgement	29
	3.2.5	No Default under Certain Other Indebtedness	29

ARTICLE IV REPRESENTATIONS AND WARRANTIES			29

4.1	Corporate Existence and Business.		30
4.2	Power and Authorization; Enforceable Obligations.		30
4.3	No Legal Bar		30
4.4	No Proceeding or Litigation.		30
4.5	Governmental Approvals.		31
4.6	Financial Statements		31
4.7	True and Complete Disclosure.		31
4.8	Investment Company Act.		31
4.9	Compliance with Law.		31
4.10	ERISA.		32
4.11	Taxes		32
4.12	Use of Credit.		32
4.13	Properties.		32
4.14	Environmental Matters.		32

ARTICLE V COVENANTS OF BORROWER			33

5.1	Existence.		33
5.2	Consents.		33
5.3	Prohibition of Certain Transfers.		33
5.4	Payment and Performance of Material Obligations.		35
5.5	Taxes		35

-iii-

5.6	Maintenance of Property, Insurance		35
5.7	Compliance with Laws.		36
5.8	No Change in Business		36
5.9	Financial Statements.		36
5.10	Notices.		37
5.11	Financial Covenant.		38
	5.11.1	Consolidated Leverage Ratio	38
	5.11.2	Consolidated Interest Coverage Ratio	38
5.12	Indemnification.		38
5.13	Restricted Payments.		40
5.14	Use of Proceeds		40
5.15	Restrictive Agreements		40
5.16	Indebtedness.		41

ARTICLE VI EVENTS OF DEFAULT; REMEDIES			42

6.1	Events of Default.		42
	6.1.1	Payments	42
	6.1.2	Debt Cross-Default	42
	6.1.3	Bankruptcy; Insolvency	42
	6.1.4	Misstatements	42
	6.1.5	Breach of Terms of Agreement	43
	6.1.6	Judgments	43
	6.1.7	Change in Control	43
	6.1.8	ERISA Violations	43
	6.1.9	Environmental Matters	44
6.2	Remedies.		44
	6.2.1	No Further Loans	44
	6.2.2	Cure by Administrative Agent	44
	6.2.3	Acceleration	45

ARTICLE VII ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.			45

7.1	Appointment, Powers and Immunities.		45
7.2	Reliance.		46
7.3	Non-Reliance.		46
7.4	Defaults.		47
7.5	Indemnification.		47
7.6	Successor Administrative Agent.		47
7.7	Authorization		48
7.8	Administrative Agent’s Other Roles; Other Agents.		48
7.9	Amendments; Waivers.		49
7.10	Withholding Tax.		49
7.11	General Provisions as to Payments.		50
7.12	Substitution of Lender.		50
7.13	Participations		51

-iv-

7.14	Transfer of Commitments.		52
	7.14.1	Assignments	52
	7.14.2	Register	53
7.15	Assignability as Collateral		53

ARTICLE VIII MISCELLANEOUS			53

8.1	Addresses.		53
8.2	Additional Security; Right to Set-Off.		54
8.3	Delay and Waiver		55
8.4	Costs, Expenses and Attorneys’ Fees.		55
8.5	Entire Agreement.		56
8.6	Governing Law		56
8.7	Severability.		56
8.8	Headings		56
8.9	Accounting Terms.		56
8.10	No Partnership, Etc.		57
8.11	Limitation on Liability.		57
8.12	Waiver of Jury Trial.		57
8.13	Consent to Jurisdiction.		57
8.14	Knowledge and Attribution.		58
8.15	Successors and Assigns.		58
8.16	Counterparts.		58
8.17	USA PATRIOT Act.		58

SCHEDULES AND EXHIBITS

Schedule 1	Lenders and Commitments
Schedule 5.3	Existing Liens
Schedule 5.15	Existing Restrictions
Schedule 5.16	Existing Indebtedness

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note
Exhibit C-1	Form of Notice of Borrowing
Exhibit C-2	Form of Notice of Conversion of Loan Type
Exhibit C-3	Form of Confirmation of Interest Period Selection
Exhibit D	Form of Closing Certificate
Exhibit E	Form of Instruction and Acknowledgment

-v-

LOAN AGREEMENT (this “Agreement”) dated as of September 30, 2004, among: TECO ENERGY, INC.; the LENDERS party hereto; and JPMORGAN CHASE BANK, as Administrative Agent.

RECITALS

Borrower has requested that the Lenders extend credit to Borrower in an aggregate principal amount not exceeding $140,000,000. The Lenders are prepared to extend such credit upon the terms and conditions hereof, and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits shall have the following respective meanings:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising the Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, acting in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliates” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 25% or more of the equity interest in the Person specified or 25% or more of any class of voting securities of the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Rate” means, for any day, (a) with respect to any ABR Loan, 1.50% per annum, (b) with respect to any LIBOR Loan, 2.50% per annum or (c) with respect to the commitment fees payable under Section 2.3.1, 0.50% per annum.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 7.14), and accepted by Administrative Agent, in the form of Exhibit A or any other form approved by Administrative Agent.

“Availability Period” means the period from and including October 15, 2004 to and including January 14, 2005.

“Banking Day” means any day other than a Saturday, Sunday or other day on which banks are or are authorized to be closed in New York, New York and, where such term is used in any respect relating to a LIBOR Loan, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under the Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such Person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under the Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (c) an interim trustee is appointed to take possession of all or a substantial portion of the property, and/or to operate all or any material part of the business of such Person and such appointment is not vacated within 60 days, or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a substantial part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Federal or state law.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Borrower” means TECO Energy, Inc., a Florida corporation.

“Borrowing” means the borrowing by Borrower of Loans made pursuant to the Notice of Borrowing, as provided in Section 2.1.1.2.

“Capital Adequacy Requirement” has the meaning given in Section 2.6.4.

“Capitalized Lease Obligations” means, as to any Person, all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Change of Law” has the meaning given in Section 2.6.2.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, at any time with respect to each Lender, such Lender’s Proportionate Share of the Total Commitment.

“Commitment Fee” has the meaning given in Section 2.3.1.

“Commonwealth Chesapeake Claim” means the award issued as a result of an arbitration proceeding in connection with a dispute against TM Delmarva Power, LLC by the non-equity member in Commonwealth Chesapeake Company, L.L.C.

“Confirmation of Interest Period Selection” has the meaning given in Section 2.1.2.4(b).

“Consolidated EBITDA” means, for any period, determined for Borrower on a consolidated basis in accordance with GAAP (but excluding TWG Merchant and any of its Subsidiaries and the Discontinued Operations) without duplication, (a) net income for such period, plus (b) to the extent included in the statement of such net income for such period, the sum of (i) income tax expense, (ii) interest charges including distributions on preferred securities and the interest component of allowance for funds used during construction, (iii) depreciation and amortization expense, (iv) non-cash charges including changes in accounting, (v) non recurring charges associated with debt repurchase, exchange or extinguishment, (vi) investment tax credits under Section 29 of the Code, (vii) minority interest (synfuel interests), and (viii) taxes and depreciation associated with Borrower’s economic interest in Subsidiaries to the extent such Subsidiaries are at least 90% owned, directly or indirectly, by Borrower and are unconsolidated in accordance with GAAP; minus (c) without duplication and to the extent included in the statement of such net income for such period (i) the equity component of allowance for funds used during construction, (ii) non-cash gains including changes in accounting, and (iii) non-recurring gains associated with debt repurchase, exchange or extinguishment.

“Consolidated Interest Coverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date to (b) Consolidated Interest Expense for such period.

“Consolidated Interest Expense” means, for any period, determined for Borrower on a consolidated basis in accordance with GAAP (but excluding TWG and its Subsidiaries and the Discontinued Operations) without duplication, (a) all cash interest expense, including distributions on preferred securities and capitalized interest to the extent paid in cash, for such period, minus (b) to the extent included in interest expense for such period, amortization or write-off of debt discount/premium, debt issuance costs and commissions, and other fees and charges associated with Indebtedness (including the Loans), plus (c) the interest component of allowance for funds used during construction for such period.

“Consolidated Leverage Ratio” means, as at any date of determination, the ratio of (a) Consolidated Total Debt on such date to (b) Consolidated EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date.

“Consolidated Total Debt” means, at any date, the aggregate principal amount of (i) all Indebtedness of Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, plus (ii) to the extent not included in the amount described in clause (i), the drawn amount of any credit facility secured by accounts receivable sold by Borrower and its Subsidiaries, other than TWG and its Subsidiaries, as part of a securitization of such accounts receivable, but excluding (a) Non-Recourse Indebtedness of Borrower and its Subsidiaries and (b) junior subordinated debentures issued by Borrower and its Subsidiaries, provided that such junior subordinated debentures have subordination and deferral features substantially similar to those in the TECO Subordinated Debentures.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness or lease obligation (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by Borrower in accordance with GAAP.

“Default Rate” means (a) with respect to principal of any Loan, the interest rate per annum applicable to such Loan, plus 2% and (b) with respect to interest, fees and any other amounts, the interest rate then applicable to ABR Loans, plus 2%. Interest computed with reference to the Default Rate shall be adjusted and calculated in the same manner as interest computed with reference to the Alternate Base Rate or the Adjusted LIBO Rate (as applicable).

“Dell Project” means the approximately 599 MW natural-gas-fired combined-cycle electric generating plant located in Arkansas owned by TPS Dell, LLC, for which construction is currently suspended.

“Discontinued Operations” means (a) any discontinued operations of Borrower and its Subsidiaries as of March 31, 2004 and (b) any business or operations from TWG Merchant and its Subsidiaries transferred into discontinued operations after March 31, 2004.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of such property (including, in the case of any Subsidiary of Borrower, pursuant to a merger, consolidation or other combination of such Subsidiary with or into any other Person), but does not include (a) the creation of any Lien or (b) any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of such property (i) between Borrower and its Subsidiaries, or between any Subsidiaries, (ii) in the ordinary course of business and on ordinary business terms or (iii) one or more transactions to be entered into by Tampa Electric relating to the securitization of its receivables in the aggregate amount not in excess of $150,000,000.

“Dollar” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“Effective Date” means the date when each of the conditions precedent listed in Section 3.1 has been satisfied (or waived in accordance with the terms of this Agreement).

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (a) a corporation which is a member of a controlled group of corporations with Borrower within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Borrower within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with Borrower within the meaning of Section 414(m) of the Code, or (d) an entity treated as under common control with Borrower by reason of Section 414(o) of the Code.

“ERISA Plan” means any employee benefit plan (a) maintained by Borrower or any ERISA Affiliate, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“Event of Default” has the meaning given in Section 6.1.

“Extended Maturity Date” means, if the Term-Out Option shall have been exercised and become effective, February 22, 2005.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Banking Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Banking Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“FERC” means the Federal Energy Regulatory Commission and its successors.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Gila Project” means the approximately 2,145 MW natural-gas-fired combined-cycle electric generating plant located in the town of Gila Bend, Arizona, together with a 19-mile natural gas lateral pipeline that connects the plant with gas supplies, owned by Panda Gila River, L.P. and its Affiliates.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, PUHCA, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party to this Agreement at law.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Granting Lender” has the meaning given in Section 7.13.2.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Transactions” means transactions under any interest swap agreements, caps, collars or other interest rate hedging mechanisms.

“Inchoate Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time and/or the giving of notice, would constitute an Event of Default.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person (other than letters of credit issued to secure a financial obligation of such Person to the extent such obligation is not outstanding at the time) and all unreimbursed drafts drawn thereunder, (d) all Indebtedness of another Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under any subscription or similar agreement, (g) the discounted present value of all obligations of such Person (other than Tampa Electric) payable under agreements for the payment of a specified purchase price for the purchase and resale of power whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) any unfunded or underfunded obligation subject to the minimum funding standards of Section 412 of the Code of such Person to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained at any time, or contributed to, by such Person or any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with such Person, (i) all Contingent Obligations of such Person and (j) all obligations of such Person in respect of Hedge Transactions; provided, however, that Indebtedness shall specifically exclude accounts payable arising in the ordinary course of business.

“Indemnitees” has the meaning given in Section 5.12.1.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.

“Initial Maturity Date” means January 20, 2005.

“Instruction and Acknowledgement” means the Instruction and Acknowledgment substantially in the form of Exhibit E.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of the Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect, or on such other day as agreed by the Borrower and all of the Lenders; provided that (i) if any Interest Period would end on a day other than a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period and (iii) no Interest Period for any LIBOR Loan may end after the Initial Maturity Date or, if the Term-Out Option shall have been exercised and become effective, the Extended Maturity Date. For purposes hereof, the date of the Borrowing initially shall be the date on which the Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of the Borrowing.

“JPMCB” means JPMorgan Chase Bank.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any requirement under a Permit, and any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, with respect to any Lender, the office designated as such in such Lender’s Administrative Questionnaire or such other office of such Lender as such Lender may specify from time to time to Administrative Agent and Borrower.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such LIBOR Loan for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Person serving as Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising the Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Costs” has the meaning given in Section 2.7.

“Loan” has the meaning given in Section 2.1.1.1.

“Loan Documents” means, collectively, this Agreement, any Notes and the Instruction and Acknowledgment.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Borrower and its Subsidiaries taken as a whole, or (b) the legality, validity, binding effect or enforceability of this Agreement or any of the other Loan Documents, the ability of Borrower to perform its obligations under the Loan Documents or the rights or remedies of Administrative Agent and the Lenders hereunder or thereunder.

“Maturity Date” means the Initial Maturity Date or the Extended Maturity Date, as applicable.

“McAdams Project” means the approximately 599 MW natural-gas-fired combined-cycle electric generating plant located in Mississippi owned by TPS McAdams, LLC, for which construction is currently suspended.

“Minimum Notice Period” means (a) before 11:00 a.m. (New York City time) on the second Banking Day before the date of the Borrowing, continuation or conversion of a Loan resulting in whole or in part in one or more LIBOR Loans and (b) before 12:00 noon (New York City time) on the Banking Day of the Borrowing or conversion of a Loan resulting in whole or in part in one or more ABR Loans.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA).

“Non-Advancing Lender” has the meaning given in Section 7.12.

“Non-Recourse Indebtedness” means Indebtedness which is not an obligation of, and is otherwise without recourse to, the assets or revenues of Borrower or any Subsidiary (other than the assets or revenues of (a) TWG or any of its Subsidiaries or (b) TECO Properties or any of its Subsidiaries).

“Note” has the meaning given in Section 2.1.5.

“Notice of Borrowing” has the meaning given in Section 2.1.1.2.

“Notice of Conversion of Loan Type” has the meaning given in Section 2.1.3.

“Obligations” means all obligations of Borrower under this Agreement and the other Loan Documents.

“Other Taxes” has the meaning given in Section 2.4.4.1.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority, trust, trustee or any other entity whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or Section 4975(d) of the Code.

“Proportionate Share” means, with respect to each Lender at any time, the percentage participation of such Lender in the Total Commitment (or, at any time following the termination of the Total Commitment, the percentage participation of such Lender in the Loans then outstanding).

“PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

“Register” has the meaning given it in Section 7.14.2.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System (or any successor).

“Regulatory Change” means any change after the date hereof in federal, state, local or foreign laws, regulations, Legal Requirements or requirements under applicable permits, or the adoption or making after such date of any interpretations, directives or requests of or under any federal, state, local or foreign laws, regulations, Legal Requirements or requirements under applicable permits (whether or not having the force of law) by any Governmental Authority charged with the interpretation or administration thereof.

“Required Lenders” means, at any time, Lenders holding in excess of 50% of the Proportionate Shares.

“Remarketed Securities” means the trust preferred securities of TECO Capital Trust II relating to its 9.50% Adjustable Conversion-Rate Equity Security Units.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary or any managing general partner or manager or managing member of a limited liability company (or any of the preceding with regard to such managing general partner, manager or managing member).

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Borrower, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Borrower or any option, warrant or other right to acquire any such Equity Interests in Borrower.

“S&P” means Standard & Poor’s Ratings Services.

“Significant Subsidiary” means (a) Tampa Electric and (b) any other Subsidiary of Borrower, formed or acquired after the Effective Date the total assets (after intercompany eliminations) of which exceed 10% of the total assets of Borrower and its Subsidiaries (taken as a whole); provided that TWG and its Subsidiaries shall not be Significant Subsidiaries.

“SPC” has the meaning given in Section 7.13.2.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, references herein to a “Subsidiary” refer to a Subsidiary of Borrower.

“Tampa Electric” means Tampa Electric Company, a Florida corporation.

“Taxes” has the meaning given in Section 2.4.4.1.

“TECO Coal” means TECO Coal Corporation, a Kentucky corporation.

“TECO Coal Entities” means, collectively, TECO Coal and its Subsidiaries.

“TECO Diversified” means TECO Diversified, Inc., a Florida corporation.

“TECO Properties” means TECO Properties, Inc., a Florida corporation.

“TECO Subordinated Debentures” means the 8.50% Junior Subordinated Notes due 2041, issued by Borrower on December 20, 2000, in the original principal amount of $206,200,000.

“TECO Transport” means TECO Transport Corporation, a Florida corporation.

“TECO Transport Entities” means, collectively, TECO Transport and its Subsidiaries.

“Term-Out Option” means the option of Borrower to extend the maturity of the Loans pursuant to the second paragraph of Section 2.1.1.1.

“Total Commitment” has the meaning given in Section 2.2.1.

“TWG” means TECO Wholesale Generation, Inc., a Florida corporation.

“TWG Merchant” means TWG Merchant, Inc., a Florida corporation.

“Type” means the type of Loan, whether an ABR Loan or LIBOR Loan.

“Union Project” means the approximately 2,205 MW natural-gas-fired combined-cycle electric generating plant located near the city of El Dorado, Arkansas, together with a 42-mile FERC-regulated interstate natural gas pipeline that provides the plant with gas supplies, owned by Union Power Partners, L.P. and its Affiliates.

1.2 Rules of Interpretation.

Except as otherwise expressly provided, the following rules of interpretation set shall apply to this Agreement and the other Loan Documents: (a) the singular includes the plural and the plural includes the singular; (b) “or” is not exclusive; (c) a reference to a Governmental Rule or Legal Requirement includes any amendment or modification to such Governmental Rule or Legal Requirement, and all regulations, rulings and other Governmental Rules or Legal Requirement promulgated under such Governmental Rule; (d) a reference to a Person includes its permitted successors and permitted assigns; (e) accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer; (f) the words “include,” “includes” and “including” are not limiting; (g) a reference in a document to an Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment is to the Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment of such document unless otherwise indicated (and Exhibits, Schedules, Annexes, Appendices or Attachments to any document shall be deemed incorporated by reference in such document); (h) references to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time; (i) the words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document; and (j) references to “days” shall mean calendar days, unless the term “Banking Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

ARTICLE II

THE FACILITY

2.1 The Facility.

2.1.1 Loans.

2.1.1.1 Availability; Term-Out Option. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make a single loan to Borrower on any Banking Day during the Availability Period (a “Loan”) in a principal amount that does not exceed such Lender’s Commitment. Subject to the provisions of this Agreement, the Loans shall be funded by the Lenders as described in Section 2.1.1.3. Once paid or prepaid, the Loans may not be reborrowed.

Borrower may, by notice to Administrative Agent (which shall promptly notify the Lenders) given not later than 5:00 p.m. (New York City time) on January 19, 2004, extend the maturity of all Loans outstanding at the opening of business on the Initial Maturity Date to the Extended Maturity Date; provided that such extension shall not be effective unless (a) no Default shall have occurred and be continuing on each of the date of the notice requesting such extension and on the Initial Maturity Date; (b) the representations and warranties of Borrower set forth in this Agreement shall be true and complete on and as of each such date (other than any existing or threatened litigation relating to the settlement of the Purchase Contracts (as defined in the Purchase Contract Agreement referred to in the Instruction and Acknowledgment)) with the same force and effect as if made on and as of each such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and (c) Borrower shall have furnished to Administrative Agent a certificate of a Responsible Officer dated as of the Initial Maturity Date confirming compliance with the conditions set forth in clauses (a) and (b) above.

2.1.1.2 Notice of Borrowing. Borrower shall request the Loans by delivering to Administrative Agent a written notice in the form of Exhibit C-1, appropriately completed (the “Notice of Borrowing”) which specifies, among other things:

(a) whether the Borrowing will be an ABR Loan and/or a LIBOR Loan;

(b) in the case of any LIBOR Loan, the initial Interest Period, to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(c) the amount of the Borrowing;

(d) the date of the Borrowing, which shall be a Banking Day; and

(e) the account(s) to which the proceeds of the Borrowing are to be deposited, as contemplated by Section 2.1.1.3(d).

Borrower shall deliver the Notice of Borrowing so as to provide not less than the Minimum Notice Period. The Notice of Borrowing may be modified or revoked by Borrower through the Banking Day prior to the applicable Minimum Notice Period, and thereafter shall be irrevocable.

2.1.1.3 Loan Funding.

(a) Notice. The Notice of Borrowing shall be delivered to Administrative Agent in accordance with Section 8.1. Administrative Agent shall promptly notify each Lender of the contents of the Notice of Borrowing.

(b) Pro Rata Loans. The Loans shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with the Borrowing to consist of a Loan by each Lender equal to such Lender’s Proportionate Share thereof.

(c) Lender Funding. Each Lender shall, before 12:00 noon (New York City time) in the case of a LIBOR Loan and 2:00 p.m. (New York City time) in the case of an ABR Loan, on the date of the Borrowing, make available to Administrative Agent to the account of Administrative Agent most recently designated by it for such purpose by notice to the Lenders, in same day funds, such Lender’s Proportionate Share of the Borrowing. The failure of any Lender to make the Loan to be made by it hereunder shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of the Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the Borrowing.

(d) Funding of Loans. No later than 2:00 p.m. (New York City time) in the case of LIBOR Loans and 3:00 p.m. (New York City time) in the case of ABR Loans, on the date specified in the Notice of Borrowing, if the applicable conditions precedent listed in Article III have been satisfied or waived and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Loans requested in the Notice of Borrowing in Dollars and in immediately available funds, at its office specified in Section 8.1, and shall transfer such funds to the bank account(s) specified by Borrower in the Notice of Borrowing.

2.1.2 Interest Provisions Applicable to all Loans.

2.1.2.1 Loan Interest Rates. Borrower shall pay interest on the unpaid principal amount of the Loans from the date of the Loans until the maturity or prepayment thereof at one of the following rates per annum:

(a) With respect to the principal portion of the Loans which is, and during such periods as such Loan is, an ABR Loan, at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) With respect to the principal portion of the Loans which is, and during such periods as such Loan is, a LIBOR Loan, at a rate per annum during each Interest Period for such LIBOR Loan equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate.

2.1.2.2 Interest Provisions. Unless otherwise specified by Borrower in the Notice of Borrowing or a Notice of Conversion of Loan Type and except as otherwise provided for herein, all Loans shall be ABR Loans. Subject to the applicable limitations set forth herein, Loans shall bear interest based upon the LIBOR Rate as specified by Borrower in the Notice of Borrowing or the applicable Notice of Conversion of Loan Type. Borrower shall not request, and the Lenders shall not be obligated to make, LIBOR Loans at any time an Inchoate Default or Event of Default exists. If an Event of Default exists at the end of an Interest Period, the LIBOR Loans whose Interest Period is then ending shall automatically convert to ABR Loans at such time (notwithstanding the delivery of a Confirmation of Interest Period Selection with respect to such Loans).

2.1.2.3 Interest Payment Dates. Borrower shall pay accrued interest on the unpaid principal amount of the Loans (i) in the case of each ABR Loan, on the last Banking Day of each calendar quarter, (ii) in the case of each LIBOR Loan, on the last day of each Interest Period related to each LIBOR Loan and, with respect to Interest Periods longer than three months, on each successive date three months after the first day of such Interest Period, and (iii) in all cases, upon prepayment (to the extent thereof and including any optional prepayments), upon conversion from one Type of Loan to another Type and at maturity (whether by acceleration or otherwise).

2.1.2.4 Interest Periods and Selection. (a) Notwithstanding anything herein to the contrary, (i) Borrower may not at any time have outstanding more than five different Interest Periods relating to LIBOR Loans; and (ii) LIBOR Loans for each Interest Period shall be in the amount of at least $5,000,000.

(b) Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of interest rates in effect at such time for given Interest Periods, and Administrative Agent shall promptly provide such quotation. Borrower may select an Interest Period telephonically within the time periods specified in Section 2.1.1.2, which selection shall be irrevocable on and after commencement of the applicable Minimum Notice Period. Borrower shall confirm such telephonic notice to Administrative Agent by telecopy on the day such notice is given (in substantially the form of Exhibit C-3, a “Confirmation of Interest Period Selection”), and Administrative Agent shall promptly forward the same to the Lenders. Borrower shall promptly deliver to Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by telecopy. If Borrower fails to notify Administrative Agent of the next Interest Period for any LIBOR Loans in accordance with this Section 2.1.2.4(b), such Loans shall automatically convert to ABR Loans on the last day of the current Interest Period therefor. Administrative Agent shall as soon as practicable (and, in any case, within two Banking Days after delivery of the Confirmation of Interest Period Selection) notify Borrower of each determination of the interest rate applicable to each Loan.

2.1.2.5 Interest Account and Interest Computations. Borrower authorizes Administrative Agent to record in an account or accounts maintained by Administrative Agent on its books (i) the interest rates applicable to all Loans and the effective dates of all changes thereto, (ii) the Interest Period for each LIBOR Loan, (iii) the date and amount of each principal and interest payment on each Loan and (iv) such other information as Administrative Agent may determine is necessary for the computation of interest payable by Borrower hereunder. Borrower agrees that all computations by Administrative Agent of interest shall be conclusive in the absence of demonstrable error. All computations of interest on Loans shall be based upon a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

2.1.3 Conversion of Loans. Borrower may convert any Loan from one Type of Loan to another Type; provided, however, that (i) any conversion of LIBOR Loans into ABR Loans shall be made on, and only on, the first day after the last day of an Interest Period for such LIBOR Loans, and (ii) Loans shall be converted only in amounts of $10,000,000 and increments of $1,000,000 in excess thereof. Borrower shall request such a conversion by a written notice to Administrative Agent in the form of Exhibit C-2, appropriately completed (a “Notice of Conversion of Loan Type”), which specifies:

(a) the Loans, or portion thereof, which are to be converted;

(b) the Type into which such Loans, or portion thereof, are to be converted;

(c) if such Loans are to be converted into LIBOR Loans, the initial Interest Period selected by Borrower for such Loans in accordance with Section 2.1.2.4(b); and

(d) the date of the requested conversion, which shall be a Banking Day.

Borrower shall give each Notice of Conversion of Loan Type to Administrative Agent so as to provide at least the applicable Minimum Notice Period. Any Notice of Conversion of Loan Type may be modified or revoked by Borrower through the Banking Day prior to the Minimum Notice Period, and shall thereafter be irrevocable. Each Notice of Conversion of Loan Type shall be delivered by first-class mail or telecopy to Administrative Agent at the office or to the telecopy number and as otherwise specified in Section 8.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Conversion of Loan Type initially delivered by telecopy. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

2.1.4 Loan Principal Payment. On the Maturity Date, Borrower shall repay to Administrative Agent, for the account of each Lender, the unpaid principal amount of the Loan made by such Lender, with any remaining unpaid principal, interest, fees and costs due and payable on such date. From and after the Maturity Date, upon payment in full of the aggregate principal amount of the Loans, all accrued and unpaid interest thereon and all other amounts owed by Borrower to Administrative Agent or the Lenders hereunder and under the other Loan Documents, the Lenders shall promptly mark any Notes cancelled and return such cancelled Notes to Borrower.

2.1.5 Promissory Notes. The obligation of Borrower to repay the Loan made by each Lender and to pay interest thereon at the rates provided herein shall, upon the written request of any Lender on or after the date of the Borrowing, be evidenced by Notes in the form of Exhibit B (each, a “Note”), each payable to such Lender and in the principal amount of such Lender’s Loan. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note, and/or in such Lender’s internal records, the date and amount of each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations shall affect the validity of Borrower’s obligation to repay the full unpaid principal amount of the Loans or the duties of Borrower hereunder or thereunder.

2.1.6 Prepayments.

(a) Borrower may, at its option and without penalty, upon three Banking Days’ notice to Administrative Agent, prepay any Loans in whole or in part in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a prepayment of all the Loans).

(b) Promptly upon receipt by Administrative Agent of the funds delivered to it pursuant to the Instruction and Acknowledgement, Administrative Agent shall apply, and Borrower hereby irrevocably agrees and directs Administrative Agent to apply, such funds to prepay the Loans.

(c) Upon the prepayment of any Loan under this Section 2.1.6, Borrower shall pay to Administrative Agent for the account of the Lender which made such Loan (i) all accrued interest to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment (pursuant to the terms of Section 2.7).

2.2 Total Commitment and Fees.

2.2.1 Total Commitment. The aggregate principal amount of all Loans made by the Lenders shall not exceed $140,000,000, subject to reductions by Borrower pursuant to Section 2.2.2 (as so reduced from time to time, the “Total Commitment”).

2.2.2 Optional Reductions and Cancellations. Borrower may, from time to time upon three Banking Days’ written notice to Administrative Agent (who shall promptly deliver such notice to the Lenders), permanently reduce, by an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof, or cancel in its entirety, the unused portion of the Total Commitment. Borrower shall pay to Administrative Agent any Commitment Fee then due on such cancelled amount upon any such reduction or cancellation. From the effective date of any such reduction, the Commitment Fee shall be computed on the basis of the unused Total Commitment as so reduced. Once reduced or cancelled, the Total Commitment may not be increased or reinstated. Any reductions pursuant to this Section 2.2.2 shall be applied ratably to each Lender’s respective Commitments in accordance with Section 2.5.1.

2.2.3 Mandatory Cancellation. Any unused portion of the Total Commitment as of 5:00 p.m. (New York City time) on the date of the Borrowing shall automatically be canceled.

2.3 Fees.

2.3.1 Commitment Fee. On the last Banking Day of each calendar quarter (where all or any portion of such calendar quarter occurs on or after the first day of the Availability Period) and on the Initial Maturity Date (or, if the Total Commitment is cancelled prior to such date, on the date of such cancellation), Borrower shall pay to Administrative Agent, for the benefit of the Lenders, a commitment fee (the “Commitment Fee”) on the daily average unused portion of the Total Commitment which shall accrue at the Applicable Rate during the Availability Period; provided that no Commitment Fee shall be payable if the Loans are made on the first day of the Availability Period.

2.3.2 Calculation of Fees. All fees payable under this Section 2.3 shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

2.4 Other Payment Terms.

2.4.1 Place and Manner. Borrower shall make all payments due to each Lender hereunder to Administrative Agent, for the account of such Lender, to an account specified by Administrative Agent for such purpose, in lawful money of the United States and in immediately available funds not later than 12:00 noon (New York City time), on the date on which such payment is due, without set-off or counterclaim. Any payment received after such time on any day shall be deemed received on the Banking Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur on the day such payment is received if received by 12:00 noon (New York City time), otherwise on the next Banking Day.

2.4.2 Date. Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

2.4.3 Late Payments. If any amounts required to be paid by Borrower under this Agreement or the other Loan Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such overdue amounts are due, Borrower shall pay interest (including following any Bankruptcy Event with respect to Borrower) on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate.

2.4.4 Net of Taxes, Etc.

2.4.4.1 Taxes. Subject to each Lender’s compliance with Section 2.4.7, any and all payments to or for the benefit of Administrative Agent or any Lender by Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto (excluding income and franchise taxes imposed on or measured by the net income, net profits or capital of Administrative Agent or such Lender by any jurisdiction or any political subdivision or taxing authority thereof or therein as a result of a connection between such Lender and such jurisdiction or political subdivision, unless such connection results solely from such Lender’s executing, delivering or performing its obligations or receiving a payment under, or enforcing, this Agreement or any Note) (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as “Taxes”), shall be equal to the amounts otherwise specified to be paid under this Agreement and the other Loan Documents. If Borrower shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.4.4), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions and (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. In addition, Borrower agrees to pay any present or future stamp, recording or documentary taxes and any other excise or property taxes, charges or similar levies (not including income or franchise taxes) that arise under the laws of the United States of America, the State of New York or the State of Florida from any payment made hereunder or under any other Loan Document or from the execution or delivery or otherwise with respect to this Agreement or any other Loan Document (hereinafter referred to as “Other Taxes”).

2.4.4.2 Indemnity. Borrower shall indemnify each Lender for and hold it harmless against the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.4.4) paid by any Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that Borrower shall not be obligated to indemnify any Lender for any penalties, interest or expenses relating to Taxes or Other Taxes arising from such Lender’s gross negligence or willful misconduct. Each Lender agrees to give notice to Borrower of the assertion of any claim against such Lender relating to such Taxes or Other Taxes as promptly as is practicable after being notified of such assertion, and in no event later than 90 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided that any Lender’s failure to notify Borrower of such assertion within such 90 day period shall not relieve Borrower of its obligation under this Section 2.4.4 with respect to Taxes or Other Taxes, penalties, interest or expenses arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.4.4 with respect to Taxes and Other Taxes, penalties, interest or expenses accruing between the end of such period and such time as Borrower receives notice from such Lender as provided herein. Payments by Borrower pursuant to this indemnification shall be made within 30 days from the date such Lender makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

2.4.4.3 Receipts. Within 30 days after the date of any payment of Taxes by Borrower, Borrower shall furnish to Administrative Agent, at its address referred to in Section 8.1, the original or a certified copy of a receipt evidencing payment thereof or if such receipt is not obtainable, other evidence of such payment by Borrower reasonably satisfactory to Administrative Agent. Borrower shall compensate each Lender for all reasonable losses and expenses sustained by such Lender as a result of any failure by Borrower to so furnish such copy of such receipt.

2.4.4.4 Conduits. Notwithstanding anything to the contrary contained in this Section 2.4.4, if a Lender is a conduit entity participating in a conduit financing arrangement (as defined in Section 7701(1) of the Code and the Treasury Regulations issued thereunder) then with respect to any payments made by Borrower under this Agreement or under any Note, Borrower shall not be obligated to pay additional amounts to such Lender pursuant to this Section 2.4.4 to the extent that the amount of United States Taxes exceeds the amount that would have otherwise been payable if such Lender were not a conduit entity participating in a conduit financing arrangement.

2.4.4.5 Survival of Obligations. The obligations of Borrower under this Section 2.4.4 shall survive the termination of this Agreement and the repayment of the Obligations.

2.4.5 Application of Payments. Payments made under this Agreement or the other Loan Documents shall (a) first be applied to any fees, costs, charges or expenses due and payable to Administrative Agent and the Lenders hereunder or under the other Loan Documents, (b) next to any accrued but unpaid interest then due and owing, and (c) then to outstanding principal then due and payable or otherwise to be prepaid.

2.4.6 Failure to Pay Administrative Agent. Unless Administrative Agent shall have received notice from Borrower at least two Banking Days prior to the date on which any payment is due to the Lenders hereunder that Borrower will not make such payment in full, Administrative Agent may assume that Borrower has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules for interbank compensation. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.4.6 shall be conclusive in the absence of demonstrable error.

2.4.7 Withholding Exemption Certificates. Each Lender that is not formed under the laws of the United States of America or a state thereof upon becoming a Lender hereunder including any entity to which any Lender grants a participation or otherwise transfers its interest in this Agreement, agrees that it will deliver to Administrative Agent and Borrower two duly completed copies of United States Internal Revenue Service Form W-8ECI or W-8BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. Each Lender which delivers to Borrower and Administrative Agent a Form W-8ECI or W-8BEN pursuant to the preceding sentence further undertakes to deliver to Borrower and Administrative Agent further copies of the said letter and Form W-8ECI or W-8BEN, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent letter and forms previously delivered by it to Borrower, and such extensions or renewals thereof as may reasonably be requested by Borrower, certifying in the case of a Form W-8ECI or W-8BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless in any such cases an event (including any change in any treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would reasonably prevent a Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises Borrower that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of Form W-8ECI or W-8BEN, establishing an exemption from

United States backup withholding tax. Borrower shall not be obligated, however, to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.4.4.1 (or make an indemnification payment pursuant to Section 2.4.4.2) to any Lender (including any entity to which any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender to comply with its obligations under this Section 2.4.7.

2.5 Pro Rata Treatment.

2.5.1 Borrowing, Commitment Reductions, Etc. Except as otherwise provided herein (including in Section 2.2.3), (a) the Borrowing and each reduction of the Total Commitment shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares then in effect, (b) each payment of principal and interest on the Loans shall be made pro rata among the holders of the Loans according to the respective principal amounts of the Loans held by them and (c) each payment of Commitment Fees shall be shared among the Lenders pro rata according to their respective Proportionate Shares.

2.5.2 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) hereunder in excess of its ratable share of payments in accordance with Section 2.5.1, such Lender shall forthwith purchase from the other Lenders to which such payments were required to be made such participations in the Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from such Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such other Lender’s ratable share (according to the proportion of (a) the amount of such other Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.5.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation.

2.6 Change of Circumstances.

2.6.1 Inability to Determine Rates. If, on or before the first day of any Interest Period for any LIBOR Loans, (a) Administrative Agent determines that the Adjusted LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (b) the Required Lenders shall advise Administrative Agent that (i) the rates of interest for such LIBOR Loans do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (ii) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain its LIBOR Loans, Administrative Agent shall immediately give notice of such condition to Borrower. After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any suspension shall be converted at the end of the then current Interest Period for such Loans into ABR Loans, as applicable, unless such suspension has then ended.

2.6.2 Illegality. If, after the date of this Agreement, the adoption of any Governmental Rule, any change in any Governmental Rule or the application or requirements thereof (whether such change occurs in accordance with the terms of such Governmental Rule as enacted, as a result of amendment, or otherwise), any change in the interpretation or administration of any Governmental Rule by any Governmental Authority, or compliance by any Lender or Borrower with any request or directive (whether or not having the force of law, but if not having the force of law, being of the type with which a Lender customarily complies) of any Governmental Authority (a “Change of Law”) shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify Administrative Agent and Borrower of such Change of Law. Upon receipt of such notice, (a) Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans, as the case may be, shall be suspended for so long as such condition shall exist, and (b) Borrower shall, at the request of such Lender, either (i) pursuant to Section 2.1.4, convert any then outstanding LIBOR Loans into ABR Loans at the end of the current Interest Periods for such Loans, or (ii) immediately repay or convert (at Borrower’s option) LIBOR Loans into ABR Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Loans as LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.7.

2.6.3 Increased Costs. If, after the date of this Agreement, any Change of Law:

2.6.3.1 Shall subject any Lender to any tax, duty or other charge with respect to any LIBOR Loan, or Commitment in respect thereof, or shall change the basis of taxation of payments by Borrower to any Lender on such a Loan or with respect to any such Commitment (except for Taxes, Other Taxes or changes in the rate of taxation on the overall net income of any Lender); or

2.6.3.2 Shall impose, modify or hold applicable any reserve, special deposit or similar requirement (without duplication of any reserve requirement included within the applicable interest rate through the definition of “Statutory Reserve Rate”) against assets held by, deposits or other liabilities in or for the account of, advances or loans by, or any other acquisition of funds by, any Lender for any LIBOR Loan; or

2.6.3.3 Shall impose on any Lender any other condition directly related to any LIBOR Loan or Commitment in respect thereof;

and the effect of any of the foregoing is to increase the cost to such Lender of making, issuing, creating, renewing, participating in or maintaining any such LIBOR Loan or Commitment in respect thereof or to reduce any amount receivable by such Lender hereunder; then Borrower shall from time to time, within 30 days after demand by such Lender, pay to such Lender additional amounts sufficient to reimburse such Lender for such increased costs or to compensate such Lender for such reduced amounts. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender to Borrower, shall, in the absence of demonstrable error, be conclusive and binding on Borrower for purposes of this Agreement.

2.6.4 Capital Requirements. If any Lender determines that (a) any Change of Law after the date of this Agreement increases the amount of capital required or expected to be maintained by such Lender, or the Lending Office of such Lender or any Person controlling such Lender (a “Capital Adequacy Requirement”), and (b) the amount of capital maintained by such Lender or such Person which is attributable to or based upon the Loans, the Commitments or this Agreement must be increased as a result of such Capital Adequacy Requirement (taking into account such Lender’s or such Person’s policies with respect to capital adequacy), Borrower shall pay to Administrative Agent on behalf of such Lender or such Person, within 30 days after demand of Administrative Agent on behalf of such Lender or such Person, such amounts as such Lender or such Person shall reasonably determine are necessary to compensate such Lender or such Person for the increased costs to such Lender or such Person of such increased capital. A certificate of such Lender or such Person, setting forth in reasonable detail the computation of any such increased costs, delivered to Borrower by Administrative Agent on behalf of such Lender or such Person shall, in the absence of demonstrable error, be conclusive and binding on Borrower for purposes of this Agreement.

2.6.5 Notice; Participating Lenders’ Rights. Each Lender shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender to compensation pursuant to this Section 2.6, as promptly as practicable, and in no event later than 180 days after the principal officer of such Lender responsible for administering this Agreement obtained knowledge thereof; provided, however, that the failure to give Borrower notice within such 180 day period and to make such determination during such periods shall not relieve Borrower of the obligation under this Section 2.6 with respect to any claim arising prior to the end of such period, but shall relieve Borrower of its obligations under this Section 2.6 with respect to the time between the end of such period and such time as Borrower receives notice from such Lender as provided herein. No Person purchasing from a Lender a participation in any Commitment (as opposed to an assignment) shall be entitled to any payment from or on behalf of Borrower pursuant to Section 2.6.3 or Section 2.6.4 which would be in excess of the applicable proportionate amount (based on the portion of the Commitments in which such Person is participating) which would then be payable to such Lender if such Lender had not sold a participation in that portion of the Commitment.

2.7 Funding Losses.

If Borrower shall (a) repay or prepay any LIBOR Loans on any day other than the last day of an Interest Period for such Loans, (b) fail to borrow any LIBOR Loans in accordance with the Notice of Borrowing delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (c) fail to convert any ABR Loans into LIBOR Loans in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (d) fail to continue a LIBOR Loan in accordance with a Confirmation of Interest Period Selection after such notice of confirmation has become irrevocable, or (e) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, Borrower shall, within 30 days after demand by any Lender, reimburse such Lender for all reasonable costs and losses incurred by such Lender (“Liquidation Costs”) due to such payment, prepayment or failure. Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund LIBOR Loans (other than non-receipt of the Applicable Rate in respect of such Loans). Each Lender demanding payment under this Section 2.7 shall deliver to Borrower a certificate setting forth in reasonable detail the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of demonstrable error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.

2.8 Alternate Office, Minimization of Costs.

2.8.1 Minimization of Costs. To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its LIBOR Loans and otherwise take any reasonable actions to reduce any liability of Borrower to any Lender under Sections 2.4.4, 2.6.3, 2.6.4 or 2.7, or to avoid the unavailability of any Type of Loans under Section 2.6.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in its sole discretion, does not determine that such designation is disadvantageous to such Lender.

2.8.2 Replacement Rights. If and with respect to each occasion that a Lender either makes a demand for compensation pursuant to Section 2.4.4, 2.6.3 or 2.6.4 or is unable for a period of three consecutive months to fund LIBOR Loans pursuant to Section 2.6.2 or such Lender wrongfully fails to fund a Loan, Borrower may, upon at least five Banking Days’ prior irrevocable written notice to each of such Lenders and Administrative Agent, in whole permanently replace the Loans and Commitments of such Lender; provided that Borrower shall replace such Loans and Commitments with the Loans and Commitments of a lender approved by Administrative Agent. Such replacement Lender shall upon the effective date of replacement purchase the Obligations owed to such replaced Lender for the aggregate amount thereof and shall thereupon and for all purposes become a “Lender” hereunder. Such notice from Borrower shall specify an effective date for the replacement of such Lender’s Loans and Commitments, which date shall not be later than the 14th day after the day such notice is given. On the effective date of any replacement of such Lender’s Loans and Commitments and Obligations pursuant to this Section 2.8.2, Borrower shall pay to Administrative Agent for the account of such Lender

(a) any fees due to such Lender to the date of such replacement; (b) the principal of and accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement (such amount to be represented by the purchase of the Obligations of such replaced Lender by the replacing Lender and not as a prepayment of such Loans), and (c) the amount or amounts due to such Lender pursuant to each of Sections 2.4.4, 2.6.3 or 2.6.4, as applicable, and any other amount then payable hereunder to such Lenders. In addition, if the replacement Lender was not previously a “Lender” hereunder, Borrower shall pay to Administrative Agent an administrative fee of $3,500. Borrower will remain liable to such replaced Lender for any Liquidation Costs that such Lender may sustain or incur as a consequence of the purchase of such Lender’s Loans (unless such Lender has defaulted on its obligation to fund a Loan hereunder). Upon the effective date of the purchase of any Lender’s Loans and termination of such Lender’s Commitments pursuant to this Section 2.8.2, such Lender shall cease to be a Lender hereunder. No such termination of such Lender’s Commitments and the purchase of such Lender’s Loans pursuant to this Section 2.8.2 shall affect (i) any liability or obligation of Borrower or any other Lender to such terminated Lender, or any liability or obligation of such terminated Lender to Borrower or any other Lender, which accrued on or prior to the date of such termination or (ii) such terminated Lender’s rights hereunder in respect of any such liability or obligation.

2.8.3 Alternate Office. Any Lender may designate a Lending Office other than that set forth in its Administrative Questionnaire, and may assign all of its interests under the Loan Documents to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Sections 2.4.4, 2.6.3 or 2.6.4, or make an interest rate option unavailable pursuant to Section 2.6.2.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions Precedent to Effectiveness.

The effectiveness of this Agreement is subject to the satisfaction, on or before September 30, 2004, of the following conditions precedent:

3.1.1 Loan Agreement. Delivery to Administrative Agent of executed originals of the Loan Agreement.

3.1.2 Resolutions. Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of Borrower in form and substance reasonably satisfactory to the Lenders and certified by an appropriate authorized officer as being in full force and effect on the Effective Date, authorizing the execution, delivery and performance of this Agreement and the other Loan Documents and any instruments or agreements required hereunder or thereunder.

3.1.3 Incumbency. Delivery to Administrative Agent of a certificate in form and substance reasonably satisfactory to the Lenders, from Borrower signed by the appropriate authorized officer and dated the Effective Date, as to the incumbency of the natural persons authorized to execute and deliver each Loan Documents and any instruments or agreements required hereunder or thereunder.

3.1.4 Legal Opinions. Delivery to Administrative Agent of legal opinions of counsel to Borrower in form and substance reasonably satisfactory to Administrative Agent.

3.1.5 Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV shall be true and correct.

3.1.6 Financial Statements. The Lenders shall have received Borrower’s audited consolidated financial statements or Form 10-K for its fiscal years ended December 31, 2002 and December 31, 2003 and Borrower’s consolidated financial statements or Form 10-Q for its fiscal quarter ended March 31, 2004 and June 30, 2004.

3.1.7 No Defaults. No Event of Default or Inchoate Default shall have occurred and is continuing or will result from the execution of this Agreement or any other Loan Document.

3.1.8 Certificate of Borrower. Administrative Agent shall have received a certificate, dated as of the Effective Date, signed by a Responsible Officer of Borrower, in substantially the form of Exhibit D.

3.1.9 Payment of Fees. All amounts required to be paid by Borrower to the Lenders, Administrative Agent and Arrangers in connection with the execution and delivery of the Loan Documents, and all taxes, fees and other costs payable in connection with the execution and delivery of the documents and instruments referred to in this Section 3.1 (or incorporated herein by reference) shall have been paid in full.

3.1.10 Solvency. As of the Effective Date (a) the amount of the “present fair saleable value” of the assets of TECO Energy and its Subsidiaries, taken as a whole, exceeds the amount of all “liabilities of TECO Energy and its Subsidiaries, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of TECO Energy and its Subsidiaries, taken as a whole, is greater than the amount that will be required to pay the liabilities of TECO Energy and its Subsidiaries on their debts as such debts become absolute and matured, (c) TECO Energy and its Subsidiaries, taken as a whole, do not have an unreasonably small amount of capital with which to conduct their business, and (d) TECO Energy and its Subsidiaries, taken as a whole, are able to pay their debts (other than Non-Recourse Indebtedness) as they mature (and for purposes of the foregoing, (i) “debt” means liability on a “claim” and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured), and Administrative Agent shall have received a certificate from the chief financial officer of TECO Energy to that effect.

Administrative Agent shall notify Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

3.2 Conditions Precedent to the Loans.

The obligation of the Lenders to make the Loans is subject to the prior satisfaction of each of the following conditions:

3.2.1 Accuracy of Representations and Warranties. Each representation and warranty set forth in Article IV shall be true and correct as if made on and as of the date of the Borrowing, before and after giving effect thereto and the application of the proceeds therefrom, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

3.2.2 No Defaults. No Event of Default or Inchoate Default shall have occurred and is continuing or will result from the Borrowing.

3.2.3 Notice of Borrowing. Borrower shall have delivered to Administrative Agent the Notice of Borrowing meeting the requirements of Section 2.1.1.2.

3.2.4 Instruction and Acknowledgement. Borrower shall have executed and delivered the Instruction and Acknowledgement, in the form of Exhibit E, to The Bank of New York (“BNY”), in its capacity as the collateral agent and as the purchase contract agent under that certain pledge agreement among Borrower, BNY, as collateral agent, and BNY, as purchase contract agent, dated as of January 15, 2002, and BNY, in such capacities, shall have acknowledged the same.

3.2.5 No Default under Certain Other Indebtedness. No event or condition shall have occurred and be continuing under Indebtedness of Borrower or any Subsidiary involving the borrowing of money or the advance of credit (other than trade payables or Non-Recourse Indebtedness) in aggregate principal amount equaling or exceeding $50,000,000 that results in such Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of such Indebtedness (or any trustee or agent on its or their behalf) to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Effective Date and, unless otherwise expressly limited to the Effective Date, as of the date of the Borrowing. All of these representations and warranties shall survive the Effective Date and the making of the Loans:

4.1 Corporate Existence and Business.

Borrower is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary to execute, deliver and perform this Agreement and each other Loan Document.

4.2 Power and Authorization; Enforceable Obligations.

Borrower has full power and authority and the legal right to execute, deliver and perform this Agreement and each other Loan Document and to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder. Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each other Loan Document. No consent or authorization of, filing with, or other act by or in respect of any other Person or Governmental Authority is required in connection with the execution, delivery or performance by Borrower, or the validity or enforceability as to Borrower, of this Agreement and each other Loan Document to which Borrower is or is to become a party, except such consents or authorizations or filings or other acts as have already been obtained or where the failure to obtain such consent or authorization could not reasonably be expected to have a Material Adverse Effect. This Agreement and each other Loan Document to which Borrower is a party have been duly executed and delivered by Borrower constitute, and each other Loan Document to which it is to become a party will upon execution and delivery thereof by Borrower and the other parties thereto (if any) constitute, a legal, valid and binding obligation of Borrower enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally and by general principles of equity.

4.3 No Legal Bar.

The execution, delivery and performance by Borrower of this Agreement and each other Loan Document to which it is or is to become a party to complete the transactions contemplated hereby and the making by Borrower of any payments hereunder or under any other Loan Document to which it is a party will not violate any applicable law or any material contractual obligation of Borrower and its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of Borrower pursuant to any applicable law or any such contractual obligation except, in each case, where such violation, creation or imposition could not reasonably be expected to have a Material Adverse Effect.

4.4 No Proceeding or Litigation.

No litigation or proceeding of or before any Governmental Authority is pending or, to the knowledge of Borrower, threatened in writing against Borrower or any of its Subsidiaries, except where such litigation or proceeding could not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Approvals.

All governmental authorizations and actions necessary in connection with the execution and delivery by Borrower of this Agreement and other Loan Documents to which it is a party and the performance of their obligations hereunder have been obtained or performed and remain valid and in full force and effect.

4.6 Financial Statements.

All quarterly and annual financial statements of Borrower and its consolidated Subsidiaries heretofore delivered by Borrower to Administrative Agent were true, correct and complete in all material respects, did not fail to disclose any material liabilities, whether direct or contingent, and fairly presented in all material respects the financial condition of Borrower and its consolidated Subsidiaries, as the case may be, in each case as of the date delivered and were prepared in accordance with GAAP. Since December 31, 2003, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.7 True and Complete Disclosure.

All factual information heretofore or contemporaneously furnished by Borrower or any of its representatives in writing to Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein was true and accurate in all material respects on the date as of which such information was dated or certified and at such date did not omit to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The information referred to in the immediately preceding sentence furnished to Administrative Agent or any Lender on or prior to the Effective Date, taken as a whole, as updated or supplemented from time to time prior to the Effective Date, is true and correct in all material respects as of the Effective Date, and as of the Effective Date all such information does not omit to state any fact which could reasonably be expected to have a Material Adverse Effect.

4.8 Investment Company Act.

Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Borrower is exempt from regulation under PUHCA and the Federal Power Act.

4.9 Compliance with Law.

There is no violation by Borrower or any of its Subsidiaries of any Governmental Rule which could reasonably be expected to have a Material Adverse Effect. Except as have been delivered to Administrative Agent, no notices of any such violation of any Governmental Rule have been issued, entered or received by Borrower or any such Subsidiary.

4.10 ERISA.

Borrower and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with Borrower have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any material liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Assuming that the credit extended hereunder does not involve the assets of any employee benefit plan subject to ERISA, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

4.11 Taxes.

Each of Borrower and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith for which such Person has established adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.12 Use of Credit.

Neither Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of the Loans hereunder will be used to buy or carry any such margin stock.

4.13 Properties.

Each of Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens not prohibited by Section 5.3.3 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Each of Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by it does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.14 Environmental Matters.

Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

ARTICLE V

COVENANTS OF BORROWER

Borrower covenants and agrees that until the repayment in full of the Obligations (other than those contingent obligations that are intended to survive the termination of this Agreement or the other Loan Documents) and the expiration and termination of all Commitments, unless Administrative Agent on behalf of the Lenders waives compliance in writing:

5.1 Existence.

Borrower shall, and shall cause each TECO Transport Entity, TECO Coal and each Significant Subsidiary to, maintain and preserve its existence in good standing in the state of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary and all material rights, privileges and franchises necessary in the normal conduct of its business, except as permitted under Section 5.3.1.

5.2 Consents.

Borrower shall maintain in full force and effect all consents of any Governmental Authority that are required to be obtained by it in order for it to perform its obligations under this Agreement and the other Loan Documents to which it is party and will obtain any that may become necessary in the future.

5.3 Prohibition of Certain Transfers.

5.3.1 Borrower shall not, and shall not permit TECO Coal or any Significant Subsidiary to, liquidate or dissolve, or combine, consolidate or merge with or into another Person (other than any consolidation or mergers between or among Borrower, TECO Coal and any Significant Subsidiaries); provided that Borrower, TECO Coal or Significant Subsidiary may combine, consolidate or merge with another Person if (i) Borrower, TECO Coal or a Significant Subsidiary, as the case may be, is the surviving corporation of such merger, consolidation or combination; (ii) after giving effect thereto, Borrower’s ratings for the Index Debt from Moody’s and S&P are at least Baa2 and BBB-, respectively, or Baa3 and BBB, respectively; (iii) prior to such merger, consolidation or combination, and after giving effect thereto, no Inchoate Default or Event of Default shall have occurred and be continuing; (iv) Borrower shall have provided calculations to Administrative Agent demonstrating pro forma compliance with Section 5.11 after giving effect to such merger, consolidation or combination (the determination of such compliance to be calculated as at the end of and for the period of four fiscal quarters most recently ended prior thereto for which financial statements of Borrower shall have been furnished pursuant to Section 5.9); and (v) Borrower’s rights and obligations, and Administrative Agent’s and the Lenders’ rights and remedies, under this Agreement and the other Loan Documents shall not be diminished in any manner as a result of such merger, consolidation or combination. Borrower shall not permit any TECO Transport Entity to liquidate or dissolve, or combine, consolidate or merge with or into another Person (other than any consolidation or mergers between or among any TECO Transport Entities).

5.3.2 Borrower shall not, and shall not permit any Significant Subsidiary, any TECO Transport Entity or any TECO Coal Entity to, effect, directly or indirectly, a Disposition of all or any substantial part of Borrower’s or such Significant Subsidiary’s property, business or assets, or the property, business or assets of the TECO Transport Entities taken as a whole or of the TECO Coal Entities taken as a whole, except any such Disposition for an amount not less than the fair value thereof, comprised of (i) cash and/or (ii) non-cash consideration not in excess of 25% of the total proceeds of such Disposition; provided that any such sale of the property, business or assets of the TECO Transport Entities, taken as a whole, or any subsequent disposition or use of the proceeds of any such sale, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing, Borrower shall not, and shall not permit any TECO Transport Entity, any TECO Coal Entity or any Significant Subsidiary to effect, directly or indirectly, a Disposition of any of its assets to TWG or any of TWG’s Subsidiaries.

5.3.3 Except as set forth on Schedule 5.3, Borrower shall not, and shall not permit any Significant Subsidiary or the TECO Coal Entities to, mortgage, pledge or encumber all or substantially all of Borrower’s or such Significant Subsidiary’s assets or the assets of the TECO Coal Entities taken as a whole; provided that Borrower, any Significant Subsidiary and/or any TECO Coal Entity may enter into limited recourse project financing transactions (including in the form of synthetic leases) in the ordinary course of its business. Borrower shall not permit TECO Diversified or any TECO Transport Entity to mortgage, pledge or encumber any of the issued and outstanding Equity Interests of, or any of the assets of, any TECO Transport Entity, except (i) as set forth on Schedule 5.3 and (ii) any such mortgage, pledge or other encumbrance on any of the assets acquired, constructed, installed or improved by any TECO Transport Entity securing Indebtedness permitted under Section 5.16(g).

5.3.4 Except as set forth on Schedule 5.3, Borrower shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise transfer, by way of collateral assignment or otherwise, or dispose of, directly or indirectly (by way of collateral assignment or otherwise) any Equity Interests in TECO Diversified, any TECO Transport Entity, any TECO Coal Entity or any Significant Subsidiary; provided that (i) Borrower or any of its Subsidiaries may engage in limited recourse project financing transactions as provided in Section 5.3.3 and (ii) Tampa Electric may issue preferred stock.

5.3.5 Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, make any loan, advance, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Equity Interest, bond, note, debenture or other debt security of, or make any other investment in, TWG Merchant or any of its Subsidiaries (any of

the foregoing, an “Investment”) except for (i) Investments to maintain the property or equipment of such Subsidiary or in connection with ordinary operating expenses, (ii) Investments to maintain Borrower’s interest in such Subsidiary in an aggregate amount not exceeding $25,000,000 after the Effective Date, (iii) Investments to complete the Dell Project and the McAdams Project, (iv) Investments to pay the Commonwealth Chesapeake Claim, and (v) Investments in the Union Project and the Gila Project in limited amounts reasonably necessary to facilitate the sale or other disposition of such projects.

5.4 Payment and Performance of Material Obligations.

Borrower shall, and shall cause each of its Subsidiaries to, pay and perform all its material obligations, howsoever arising, as and when due and payable or required to be performed, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist; provided that adequate reserves have been established in accordance with GAAP, (b) trade payables which shall be paid in the ordinary course of business, and (c) where the failure to so pay or perform could not reasonably be expected to have a Material Adverse Effect.

5.5 Taxes.

Borrower shall, and shall cause each of its Subsidiaries to, file all tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to it, except where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect; provided that Borrower or any such Subsidiary may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Person is in good faith contesting the same, so long as (a) adequate reserves have been established in accordance with GAAP, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Effect, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest.

5.6 Maintenance of Property, Insurance.

Borrower shall, and shall cause each of its Subsidiaries to, (a) keep all property useful and necessary in its business in good working order and condition except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, (b) maintain proper books and records in accordance with GAAP, (c) permit Administrative Agent to visit and inspect its properties at reasonable times and upon reasonable notice and (d) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks, or make provisions for self-insurance, in accordance with normal industry practice for Borrower and its Subsidiaries, taken as a whole.

5.7 Compliance with Laws.

Borrower shall, and shall cause each of its Subsidiaries to, promptly comply, or cause compliance, with all Governmental Rules, including Environmental Laws and Governmental Rules relating to equal employment opportunity or employee benefit plans, ERISA Plans and employee safety, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.8 No Change in Business.

Borrower shall maintain a substantial part of its business in the power industry and businesses reasonably related thereto, and Borrower shall cause each TECO Transport Entity and each Significant Subsidiary to maintain as a substantial part of its business the general type of business now conducted by such TECO Transport Entity or Significant Subsidiary, as the case may be.

5.9 Financial Statements.

Borrower shall furnish or cause to be furnished to Administrative Agent:

5.9.1 As soon as practicable and in any event within 55 days after the end of the first, second and third quarterly accounting periods of its fiscal year, an unaudited consolidated balance sheet of Borrower and its consolidated Subsidiaries as of the last day of such quarterly period and the related statements of income, cash flow, and partners’ capital (where applicable) for such quarterly period and (in the case of second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year.

5.9.2 As soon as practicable and in any event within 90 days after the close of each applicable fiscal year, audited consolidated financial statements of Borrower and its consolidated Subsidiaries. Such financial statements shall include a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts (where applicable) and a statement of cash flow, all prepared in accordance with GAAP, certified by an independent certified public accountant of recognized national standing selected by Borrower. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of Borrower.

5.9.3 Each time the financial statements are delivered under Sections 5.9.1 or 5.9.2, deliver, along with such financial statements, a certificate signed by a Responsible Officer of Borrower (i) setting forth reasonably detailed calculations demonstrating compliance with Section 5.11 and including a schedule describing all Contingent Obligations of Borrower, and (ii) certifying (A) as to whether an Inchoate Default or Event of Default has occurred and, if an Inchoate Default or Event of Default, as the case may be, has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) such financial statements are true and correct in all material respects.

5.9.4 Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Borrower, any TECO Transport Entity or any Significant Subsidiary, or compliance with the terms of this Agreement and the other Loan Documents, as Administrative Agent or any Lender may reasonably request.

5.9.5 As long as Borrower is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, a copy of its report on Form 10-Q shall satisfy the requirements of Section 5.9.1 and Section 5.9.3(ii)(B), and a copy of Borrower’s report on Form 10-K shall satisfy the requirements of Section 5.9.2 and Section 5.9.3(ii)(B).

5.10 Notices.

Borrower shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, deliver written notice to Administrative Agent of:

5.10.1 Any litigation pending or threatened in writing against Borrower or any Subsidiary involving claims against Borrower or such Subsidiary that could reasonably be expected to have a Material Adverse Effect, such notice to include copies of all papers filed in such litigation and to be given monthly if any such papers have been filed since the last notice given;

5.10.2 Any dispute or disputes which may exist between Borrower or any Subsidiary and any Governmental Authority and which involve (i) claims against Borrower or such Subsidiary, (ii) injunctive or declaratory relief, (iii) revocation or material modification or the like of any applicable material permit or imposition of additional material conditions with respect thereto, or (iv) any liens for any material amount of taxes due but not paid, in each case that could reasonably be expected to have a Material Adverse Effect;

5.10.3 The assertion of any environmental matter by any Person against, or with respect to the activities of, Borrower or any Subsidiary and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that could not reasonably be expected to have a Material Adverse Effect;

5.10.4 Any default under this Agreement or under any other agreement with respect to any Indebtedness (other than Non-Recourse Indebtedness) of Borrower or any Subsidiary outstanding in an amount equal to or in excess of $50,000,000;

5.10.5 Borrower being placed on watch or review for possible rating down-grade by S&P or Moody’s, or any negative change, from the Effective Date, from the rating given to Borrower’s long-term senior unsecured debt by either S&P or Moody’s; and

5.10.6 Any event or circumstance which could reasonably be expected to have a Material Adverse Effect.

5.11 Financial Covenant.

5.11.1 Consolidated Leverage Ratio. Borrower shall not permit the Consolidated Leverage Ratio as at the last day of any fiscal quarter ending on or after September 30, 2004 to exceed 5.25 to 1.

5.11.2 Consolidated Interest Coverage Ratio. Borrower shall not permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of Borrower, commencing with such period ending with the fiscal quarter ended on September 30, 2004, to be less than 2.25 to 1.

5.12 Indemnification.

5.12.1 Borrower shall indemnify and hold harmless Administrative Agent, each Lender, each Arranger and their respective affiliates, and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnitee”) from and against any and all losses, claims, damages and liabilities and expenses, joint or several, to which such Indemnitee may become subject under any applicable federal, state or foreign law or otherwise, and related to, arising out of or in connection with this Agreement, the other Loan Documents, the use of proceeds of any Loan, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such Indemnitee is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Borrower, or any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, and will reimburse any Indemnitee for all reasonable expenses as they are incurred by an Indemnitee in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom (including reasonable fees, charges and disbursements of counsel, but limited as follows: (i) a single legal counsel for all Indemnitees, together with an additional legal counsel in each applicable jurisdiction (as determined by the Indemnitees), (ii) if requested by Administrative Agent or either Arranger, a separate legal counsel for such party, (iii) a separate additional legal counsel in connection with each of (a) any litigation commenced or threatened against any indemnified person, (b) any work-out or restructuring of any obligations owing to the Indemnitees and/or (c) any insolvency proceeding affecting Borrower and (iv) a separate additional legal counsel to the extent necessary in the event (x) the circumstances giving rise to such indemnification create an ethical conflict for any such counsel or (y) the Indemnitees have inconsistent or conflicting defenses).

5.12.2 The foregoing indemnity shall not apply with respect to any Indemnitee to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s bad faith, gross negligence or willful misconduct. Without limiting the generality of the foregoing, Borrower shall not be liable for any special, indirect, consequential or punitive damages suffered by an Indemnitee, including any loss of profits, business or anticipated savings of such Indemnitee, other than any such damages or losses imposed upon or asserted or awarded against any Indemnitee by a third party.

5.12.3 Upon receipt by an Indemnitee of actual notice of any action, claim, suit, investigation or proceeding (each, an “Action”) against such Indemnitee with respect to which indemnity may be sought under this letter agreement, such Indemnitee shall promptly notify Borrower in writing; provided, however, that failure so to notify Borrower shall not relieve Borrower from any liability which Borrower may have on account of this indemnity or otherwise, except to the extent Borrower is materially prejudiced by such failure. Borrower shall be entitled to participate at its own expense in the defense of any Action brought to enforce any claim or liability of any Indemnitee resulting from any such Action, and, if Borrower so elects, it shall be entitled to assume the defense of such Action at its expense, including the employment of counsel reasonably satisfactory to such Indemnitee (in which case Borrower shall not thereafter be responsible for the fees, costs and expenses of any separate counsel retained by any Indemnitee). Notwithstanding the foregoing, an Indemnitee shall have the right to employ separate counsel in the defense of an Action, and Borrower shall bear the reasonable fees, costs and expenses of such separate counsel if (a) the use of counsel chosen by Borrower to represent the Indemnitee would present such counsel with a conflict of interest; (b) such Indemnitee has reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; (c) Borrower shall not have employed counsel satisfactory to the Indemnitee in the exercise of the Indemnitee’s reasonable judgment to represent the Indemnitee, within a reasonable time after notice of the institution of such Action; or (d) Borrower authorizes the Indemnitee to employ separate counsel at Borrower’s expense. Subject to the provisions of the immediately preceding sentence, in no event shall Borrower be responsible hereunder for the fees and expenses of more than one counsel (together with appropriate local counsel, if any) for all Indemnitees in connection with an Action.

5.12.4 If the indemnification of an Indemnitee provided for in this Section 5.12 is for any reason unavailable or insufficient to hold harmless an Indemnitee, then Borrower agrees to contribute to the aggregate amount of any losses, claims, damages, liabilities and expenses incurred by such Indemnitee, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnitee, on the other hand, from the matters contemplated by this Agreement and the other Loan Documents or (ii) if (but only if) the allocation provided for in clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Borrower, on the one hand, and such Indemnitee, on the other hand with respect to such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

5.12.5 Borrower agrees that, without Administrative Agent’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Agreement (whether or not any Indemnitee is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

5.12.6 The provisions of this Section 5.12 shall survive the satisfaction or discharge of Borrower’s obligations hereunder, and shall be in addition to any other rights and remedies of the Lenders.

5.12.7 Any amounts payable by Borrower pursuant to this Section 5.12 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such 30-day period shall bear interest at the Default Rate. Upon payment of any claim by Borrower pursuant to this Section 5.12 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and Borrower’s insurance carrier, and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

5.13 Restricted Payments.

If the aggregate quarterly dividend payments on Borrower’s common stock (based on the dividend rate then most recently approved by Borrower’s board of directors) equal or exceed $50,000,000, Borrower may not declare or pay cash dividends with respect to its Equity Interests or make any other Restricted Payment unless prior to the declaration thereof Borrower delivers to Administrative Agent liquidity projections satisfactory to it demonstrating that Borrower will have sufficient cash or cash equivalents to make such Restricted Payment and each of the three quarterly dividends next scheduled to be paid on its common stock (based upon such then most recently approved dividend rate).

5.14 Use of Proceeds.

Borrower shall use the proceeds of the Loans hereunder solely for the purchase of the Remarketed Securities.

5.15 Restrictive Agreements.

Borrower shall not, and shall not permit any TECO Transport Entity or Significant Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any TECO Transport Entity or Significant Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to Borrower or any other Subsidiary or to guarantee Indebtedness of Borrower or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by Government Rule or by this Agreement, (ii) restrictions and conditions existing on the date hereof identified on Schedule 5.15 (but shall apply to any extension or renewal of or any amendment or modification, if such extension, renewal, amendment or modification expands the scope of any such restriction or condition), (iii) restrictions and conditions imposed for the purpose of maintaining the investment grade ratings of any TECO Transport Entity or Significant Subsidiary, which restrictions and conditions are not reasonably expected to result in a material reduction in the amounts of dividends or other distributions that may be made by such TECO Transport Entity or Significant Subsidiary, as the case may be, in accordance with any existing dividend or distribution restriction or conditions of such TECO Transport Entity or Significant Subsidiary, as the case may be, and (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder.

5.16 Indebtedness.

Borrower shall not, and shall not permit any TECO Transport Entity, any TECO Coal Entity or any Significant Subsidiary to, create, incur, assume or permit to exist any Indebtedness (other than Indebtedness of a type referred to in clause (f), (g), (h), (i) or (j) of the definition of “Indebtedness”), except:

(a) Indebtedness under this Agreement and the other Loan Documents;

(b) Indebtedness existing on the date hereof and set forth in Schedule 5.16 and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that any such replacements shall be incurred not later than six months after the repayment of the Indebtedness being so replaced;

(c) Indebtedness of Borrower, any TECO Coal Entity or any Significant Subsidiary as to which payment is fully provided for by defeasance or a cash escrow arrangement acceptable to Administrative Agent;

(d) Indebtedness of Borrower or any Significant Subsidiary incurred to finance any tender or purchase of the Remarketed Securities;

(e) Indebtedness of Tampa Electric;

(f) other Indebtedness of Borrower, any TECO Coal Entity or any Significant Subsidiary in an aggregate principal amount not exceeding $100,000,000 at any time outstanding;

(g) Indebtedness of any TECO Transport Entity or TECO Coal Entity represented by purchase money obligations or Capital Lease Obligations incurred for the purpose of financing all or any part of the purchase price or cost of acquisition, construction, installation or improvement of any property, plant or equipment used in the business of such TECO Transport Entity or TECO Coal Entity, as the case may be; provided that the incurrence of such Indebtedness could not reasonably be expected to have a Material Adverse Effect; and

(h) Indebtedness under the Credit Agreement dated as of June 30, 2004 among Borrower, TECO Finance, Inc., the lenders and letter of credit issuing banks party thereto, and JPMorgan Chase Bank, as administrative agent.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

6.1 Events of Default.

The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:

6.1.1 Payments. Borrower shall fail to pay, in accordance with the terms of this Agreement, (i) any principal on any Loan on the date such sum is due, (ii) any interest on any Loan or any scheduled fee, cost, charge or sum due hereunder or under any other Loan Document, within three Banking Days after the date that such sum is due; or Borrower shall fail to pay, in accordance with the terms of this Agreement or any other Loan Document, any other fee, cost, charge or other sum due under this Agreement or any other Loan Document, within 30 days after written notice that such sum is due and has not been paid.

6.1.2 Debt Cross-Default. (i) Borrower or any Subsidiary shall default for a period beyond any applicable grace period in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit (other than trade payables or Non-Recourse Indebtedness) and the outstanding amount or amounts payable under all such agreements equals or exceeds $50,000,000 or (ii) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which Borrower or any Subsidiary has outstanding Indebtedness for borrowed money (other than Non-Recourse Indebtedness) of $10,000,000 or more, and in the case of this clause (ii), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Governmental Rule.

6.1.3 Bankruptcy; Insolvency. Borrower, any TECO Transport Entity, TECO Coal or any Significant Subsidiary shall become subject to a Bankruptcy Event.

6.1.4 Misstatements. Any representation or warranty of Borrower set forth in this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, shall be untrue or misleading in any material respect as of the time made.

6.1.5 Breach of Terms of Agreement. Borrower shall fail to perform or observe (i) any of the covenants set forth in Section 5.1 (with respect to Borrower’s obligation to maintain its existence), 5.3, 5.8, 5.11 or 5.16 or (ii) any of the other covenants set forth in this Agreement or in any other Loan Document to which it is a party and such failure (in the case of clause (ii) only) shall continue unremedied for 30 days after Borrower becomes aware thereof or Borrower receives written notice with respect thereto from Administrative Agent.

6.1.6 Judgments. A final judgment or judgments shall be entered against Borrower or any Subsidiary (other than TWG and its Subsidiaries) in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (i) a judgment which is fully discharged within 30 days after its entry, or (ii) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a Material Adverse Effect.

6.1.7 Change in Control. (i) Any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 30% of Borrower’s voting stock shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of voting stock of Borrower (or other securities convertible into such voting stock) representing 30% or more of the combined voting power of all voting stock of Borrower; (ii) during any period of up to 24 consecutive months, commencing after the date hereof, individuals who at the beginning of such 24-month period were directors of Borrower shall cease for any reason to constitute a majority of the board of directors of Borrower, provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by Borrower’s shareholders, was approved by a vote of at least a majority of the directors who were either directors at the beginning of such period or whose election or nomination for election was previously so approved (other than the election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of Borrower) shall be, for purposes of this provision, considered as though such person were a member of the board as of the beginning of such period; or (iii) TECO Transport, Tampa Electric or TECO Diversified shall cease to be a wholly-owned Subsidiary of Borrower (without regard to the issuance of preferred stock of Tampa Electric).

6.1.8 ERISA Violations. If Borrower or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (a) a Reportable Event shall have occurred with respect to any ERISA Plan; or (b) a trustee shall be appointed by a United States District Court to administer any ERISA Plan; or (c) the PBGC shall institute proceedings to terminate any ERISA Plan; or (d) a complete or partial withdrawal by Borrower or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganization status, become insolvent, or terminate (or notify Borrower or any ERISA Affiliate of its intent to terminate) under Section 4041A of ERISA; or (e) any ERISA Plan experiences an accumulated funding deficiency under Code Section 412(b);

or (f) Borrower or any ERISA Affiliate incurs any liability for a Prohibited Transaction under ERISA Section 502; provided that any of the events described in this Section 6.1.8 shall result in joint liability of Borrower and all ERISA Affiliates in excess of $5,000,000.

6.1.9 Environmental Matters. There shall have been asserted against Borrower, any TECO Transport Entity or any Significant Subsidiary any claim with respect to any Environmental Liability that, in the reasonable judgment of the Required Lenders, is reasonably likely to be determined adversely to Borrower or such Significant Subsidiary, as the case may be, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by Borrower or such Significant Subsidiary after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor or that is covered by insurance).

6.2 Remedies.

Upon the occurrence and during the continuation of an Event of Default, Administrative Agent and the Lenders may, at the election of the Required Lenders, without further notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, all such notices and demands other than notices required by this Agreement or any of the other Loan Documents being waived (to the extent permitted by Governmental Rule), exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the Lenders may have hereunder, under the other Loan Documents or at law or in equity, as follows:

6.2.1 No Further Loans. Refuse, and Administrative Agent and the Lenders shall not be obligated, to continue any Loans or to make any additional Loans; provided that in the event of an Event of Default occurring under Section 6.1.3 with respect to Borrower, the foregoing shall take effect immediately and without further act of Administrative Agent or the Lenders.

6.2.2 Cure by Administrative Agent. Without any obligation to do so but only during any time when a Loan is outstanding, or any other amounts are due and owing hereunder to Administrative Agent or the Lenders, Administrative Agent may make disbursements or Loans in respect of which any amounts are outstanding to or on behalf of Borrower to cure any Event of Default or Inchoate Default hereunder as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Lenders’ interests under this Agreement or any Loan Documents or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate, if applicable), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by this Agreement and the other Loan Documents and shall constitute an Obligation, notwithstanding that such expenditures may, together with amounts advanced under this Agreement, exceed the amount of the Total Commitment.

6.2.3 Acceleration. Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs) and charges due hereunder or under any other Loan Document, immediately due and payable and require Borrower immediately, without presentment, demand, protest or other notice of any kind, all of which Borrower hereby expressly waives, to pay Administrative Agent or the Lenders an amount in immediately available funds equal to the aggregate amount of any outstanding Loans; provided that in the event of an Event of Default occurring under Section 6.1.3 with respect to Borrower, all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders.

ARTICLE VII

ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.

7.1 Appointment, Powers and Immunities.

7.1.1 Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Loan Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Loan Document, or be a trustee for any Lender. Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Loan Document or any Governmental Rule or exposes Administrative Agent to any liability. Each of Administrative Agent, the Lenders and any of their respective Affiliates shall not be responsible to any other Lender for any recitals, statements, representations or warranties made by Borrower or its Affiliates contained in this Agreement or in any certificate or other document referred to or provided for in, or received by Administrative Agent, or any Lender under this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any other document referred to or provided for herein or for any failure by Borrower to perform its obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care.

7.1.2 Administrative Agent and its directors, officers, employees or agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Loan Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Loan Document on the part of any party thereto or to inspect the property (including the books and records) of Borrower or any other Person; and (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Loan Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement and the other Loan Documents, Administrative Agent shall take such action with respect to the Loan Documents as shall be directed by the Required Lenders.

7.2 Reliance.

Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any other matters not expressly provided for by this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Loan Document or any Governmental Rule). Administrative Agent shall in all cases (including when any action by Administrative Agent alone is authorized hereunder, if Administrative Agent elects in its sole discretion to obtain instructions from the Required Lenders) be fully protected in acting, or in refraining from acting, hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.3 Non-Reliance.

Each Lender represents that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of Borrower and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent and any Lender shall not be required to keep informed as to the performance or observance by Borrower or its Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of Borrower or its Affiliates.

7.4 Defaults.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Inchoate Default or Event of Default, unless such default relates to the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, or Administrative Agent has received a notice from a Lender or Borrower, referring to this Agreement, describing such Inchoate Default or Event of Default and indicating that such notice is a notice of default. If Administrative Agent receives such a notice of the occurrence of an Inchoate Default or Event of Default, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Inchoate Default or Event of Default as is provided in Article VI or if not provided for in Article VI, as Administrative Agent shall be reasonably directed by the Required Lenders; provided, however, unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

7.5 Indemnification.

Without limiting the Obligations of Borrower hereunder, each Lender agrees to indemnify Administrative Agent, ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Loan Documents, to the extent that Administrative Agent is not reimbursed for such expenses by Borrower. Notwithstanding the foregoing, Administrative Agent shall not be entitled to indemnification or reimbursement of its expenses under this Section 7.5 if it would not be entitled to indemnification or reimbursement under Sections 5.12 and 8.4, respectively.

7.6 Successor Administrative Agent.

Administrative Agent may resign hereunder at any time by giving written notice thereof to the Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint the successor Administrative Agent hereunder with the consent of Borrower, which consent shall not be unreasonably withheld or delayed; provided that Borrower’s consent shall not be required if an Event of Default shall have occurred and be continuing at such time hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders with the consent of Borrower (such consent not to be unreasonably withheld or delayed) appoint the successor Administrative Agent hereunder which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent only under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents.

7.7 Authorization.

Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Loan Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in the Loan Documents. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any other Loan Document to which it is a party.

7.8 Administrative Agent’s Other Roles; Other Agents.

With respect to its Commitments, the Loans made by it and any Notes issued to it, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with Borrower or any other Person, without any duty to account therefor to the Lenders. Notwithstanding anything herein to the contrary, the Co-Lead Arrangers and Joint Bookrunners and the Syndication Agent named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

7.9 Amendments; Waivers.

Subject to the provisions of this Section 7.9, unless otherwise specified in this Agreement or another Loan Document, the Required Lenders (or Administrative Agent with the consent in writing of the Required Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding, modifying or waiving any provisions to the Loan Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Inchoate Default or Event of Default; provided, however, that no such supplemental agreement shall:

(a) increase the Commitment of any Lender without the written consent of such Lender; or

(b) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; or

(c) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; or

(d) change in a manner that would alter the pro rata treatment provisions hereof, without the written consent of each Lender; or

(e) change any of the provisions of this Section 7.9 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent hereunder without the prior written consent of Administrative Agent.

7.10 Withholding Tax.

7.10.1 If the forms or other documentation required by Section 2.4.7 are not delivered to Administrative Agent, then Administrative Agent may withhold from any interest payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

7.10.2 If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative

Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses. Borrower shall not be responsible for any amounts paid or required to be paid by a Lender under this Section 7.10.2.

7.10.3 If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, transferee or participant shall comply with and be bound by the terms of Sections 2.4.7, 7.10.1 and 7.10.2 as though it were such Lender.

7.11 General Provisions as to Payments.

Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of (a) its domestic lending office in the case of payments of principal of, and interest on, its ABR Loans, (b) its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent, in the case of payments of principal of, and interest on, its LIBOR Loans and (c) its domestic lending office, or such other lending office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder. Each Lender shall have the right to alter its designated domestic lending office upon notice to Administrative Agent and Borrower.

7.12 Substitution of Lender.

Should any Lender fail to make a Loan in violation of its obligations under this Agreement (a “Non-Advancing Lender”), Administrative Agent (a) may, in its sole discretion and without any obligation on its part to do so, fund the Loan on behalf of the Non-Advancing Lender and (b) shall cooperate with Borrower or any other Lender to find another Person that shall be acceptable to Administrative Agent and (unless an Event of Default shall have occurred and is continuing) Borrower and that shall be willing to assume the Non-Advancing Lender’s obligations under this Agreement (including the obligation to make the Loan which the Non-Advancing Lender failed to make but without assuming any liability for damages for failing to have made such Loan or any previously required Loan). Subject to the provisions of the next following sentence, such Person shall be substituted for the Non-Advancing Lender hereunder upon the payment by such Person of all interest and fees owed to the Non-Advancing Lender and execution and delivery to Administrative Agent of an agreement acceptable to Administrative Agent and Borrower by such Person assuming the Non-Advancing Lender’s obligations under this Agreement, and all interest and fees which would otherwise have been payable to the Non-Advancing Lender shall thereafter be payable to such Person. Nothing in (and no action taken pursuant to) this Section 7.12 shall relieve the Non-Advancing Lender from any liability it might have to Borrower or to the other Lenders as a result of its failure to make any Loan.

7.13 Participations.

7.13.1 Nothing herein provided shall prevent any Lender from selling a participation in its Commitments (and/or Loans made thereunder); provided that (a) no such sale of a participation shall alter such Lender’s or Borrower’s obligations hereunder and (b) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitments (and/or Loans) shall provide that, with respect to such Commitments (and/or Loans), subject to the following proviso, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitments (and/or Loans), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document and the right to take action to have the Notes declared due and payable pursuant to Article VI; provided, however, that such agreement may provide that the participant may have rights to approve or disapprove decreases in principal, interest rates or fees, lengthening of maturity of any Loans, postponements of any due dates for payments hereunder. No recipient of a participation in any Commitments or Loans of any Lender shall have any rights under this Agreement or shall be entitled to any reimbursement for taxes, other taxes, increased costs or reserve requirements under Section 2.6.3 or any other indemnity or payment rights against Borrower in excess of a proportionate amount which would have been payable to the Lender from whom such Person acquired its participation.

7.13.2 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPC to make any Loan, and (b) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 7.13, any SPC may (x) with notice to, but without the prior written consent of, Borrower and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 7.13 may not be amended without the written consent of all SPCs having outstanding Loans or Commitments hereunder.

7.14 Transfer of Commitments.

7.14.1 Assignments. Notwithstanding anything else herein to the contrary (but subject to Section 7.13.2), any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of (i) Borrower (such consent not to be unreasonably withheld), provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee and (ii) Administrative Agent. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and Administrative Agent otherwise consent; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof pursuant to this Section 7.14.1, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.4.4., 2.6.3, 2.7, 5.12 and 8.4). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 7.14.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 7.13.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 7.14.1 and any written consent to such assignment required hereby, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

7.14.2 Register. Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

7.15 Assignability as Collateral.

Notwithstanding any other provision contained in this Agreement or any other Loan Document to the contrary, any Lender may assign all or any portion of the Loans or Note held by it as collateral security; provided that any payment in respect of such assigned Loans or Note made by Borrower to or for the account of the assigning and/or pledging Lender in accordance with the terms of this Agreement shall satisfy Borrower’s obligations hereunder in respect to such assigned Loans or Note to the extent of such payment. No such assignment shall release the assigning Lender from its obligations hereunder.

ARTICLE VIII

MISCELLANEOUS

8.1 Addresses.

Any communications between the parties hereto or notices provided herein to be given shall be given to the following addresses:

If to Administrative Agent:	JPMorgan Chase Bank 1111 Fannin Street, Floor 10 Houston, Texas 77002 Attention: Loan and Agency Services Telephone No.: (713) 750-2377 Telecopy No.: (713) 427-6307

If to Borrower:	TECO Energy, Inc. 702 North Franklin Street Tampa, FL 33602 Attention: Corporate Secretary Telephone No.: (813) 228-4723 Telecopy No.: (813) 228-1328

If to each Lender:	To the address specified on such Lender’s Administrative Questionnaire.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service, (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by facsimile. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m. (New York City time), recipient’s time, and, if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above; provided, however, that a Lender shall have the right to change its address for notice hereunder by giving notice to Administrative Agent and Borrower only.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.2 Additional Security; Right to Set-Off.

Any deposits or other sums at any time credited or due from the Lenders and any securities or other property of Borrower in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans and any Notes and all other obligations of Borrower to the Lenders under this Agreement and the other Loan Documents, and Borrower hereby pledges to Administrative Agent for the benefit of the Lenders and grants Administrative Agent a security interest in and to all such deposits, sums, securities or other property. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 8.2 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

8.3 Delay and Waiver.

No delay or omission to exercise any right, power or remedy accruing to the Lenders upon the occurrence of any Event of Default, Inchoate Default or any breach or default of Borrower under this Agreement or any other Loan Document shall impair any such right, power or remedy of the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default or other breach or default be deemed a waiver of any other Event of Default, Inchoate Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent and/or the Lenders of any Event of Default, Inchoate Default or other breach or default under this Agreement or any other Loan Document, or any waiver on the part of Administrative Agent and/or the Lenders of any provision or condition of this Agreement or any other Loan Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Loan Document or by law or otherwise afforded to Administrative Agent and the Lenders, shall be cumulative and not alternative.

8.4 Costs, Expenses and Attorneys’ Fees.

Borrower will pay and/or reimburse (a) Administrative Agent, the Syndication Agent listed on the cover page hereof all of its reasonable costs and expenses in connection with the preparation, negotiation, execution, delivery and administering of the Loan Documents and any amendment or waiver with respect thereto and the syndication of the Loans or this Agreement, including the reasonable fees, expenses and disbursements of a single counsel to Administrative Agent and any other counsel retained by Administrative Agent in each applicable local jurisdiction, (b) Administrative Agent and the Lenders for all costs and expenses (including reasonable attorney fees, expenses and disbursements of counsel, but subject to the limitations set forth in the final parenthetical phrase of Section 5.12.1) expended or incurred by Administrative Agent or any Lender, as applicable, in enforcing this Agreement or the other

Loan Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due Administrative Agent or the Lenders under the Loan Documents and (c) Administrative Agent and the Lenders for their reasonable out-of-pocket expenses (including reasonable fees, charges and expenses of counsel, but subject to the limitations set forth in the final parenthetical phrase of Section 5.12.1) in the case of a restructuring or other workout of the Loans in connection with the bankruptcy or insolvency of Borrower or any payment default requiring, among other things, amendments to the interest rates and/or repayment dates for the Loans. Borrower shall not be responsible for any counsel fees of Administrative Agent or the Lenders other than as set forth above in this Section 8.4 and in Sections 3.1.9 and 5.12.

8.5 Entire Agreement.

This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

8.6 Governing Law.

This Agreement, and any instrument or agreement required hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

8.7 Severability.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.8 Headings.

Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only; such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

8.9 Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by Borrower to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices.

8.10 No Partnership, Etc.

The Lenders and Borrower intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement or any other Loan Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lenders and Borrower or any other Person.

8.11 Limitation on Liability.

No claim shall be made by Borrower or any of its Affiliates against the Lenders or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Loan Documents or any act or omission or event occurring in connection therewith; and Borrower hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.12 Waiver of Jury Trial.

THE LENDERS, ADMINISTRATIVE AGENT AND BORROWER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, THE LENDERS OR BORROWER. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT.

8.13 Consent to Jurisdiction.

The Lenders, Administrative Agent and Borrower agree that any legal action or proceeding by or against Borrower or with respect to or arising out of this Agreement or any other Loan Documents may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, as Administrative Agent may elect. By execution and delivery of this Agreement, the Lenders, Administrative Agent and Borrower accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Lenders, Administrative Agent and Borrower irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction.

The Lenders, Administrative Agent and Borrower further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of Borrower based upon the assertion that the rate of interest charged by the Lenders on or under this Agreement, the Loans and/or the other Loan Documents is usurious. The Lenders, Administrative Agent and Borrower hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Loan Document brought before the foregoing courts on the basis of forum non-conveniens.

8.14 Knowledge and Attribution.

References in this Agreement and the other Loan Documents to the “knowledge,” “best knowledge” or facts and circumstances “known to” Borrower, and all like references, mean facts or circumstances of which a Responsible Officer of Borrower has actual knowledge.

8.15 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Borrower may not assign or otherwise transfer any of their rights under this Agreement, and the Lenders may not assign or otherwise transfer any of their rights under this Agreement except as provided in Article VII.

8.16 Counterparts.

This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement.

8.17 USA PATRIOT Act.

Each Lender hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with said Act.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

BORROWER

TECO ENERGY, INC.

By:	/s/ Gordon L. Gillette
Name:	Gordon L. Gillette
Title:	Executive Vice President and Chief Financial Officer

LENDERS:

JPMORGAN CHASE BANK, as Administrative Agent and Lender

By:	/s/ Peter M. Ling
Name:	Peter M. Ling
Title:	Managing Director

MERRILL LYNCH BANK USA, as Lender

By:	/s/ Louis Alder
Name:	Louis Alder
Title:	Director

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Amount of Commitment
JPMorgan Chase Bank	$70,000,000
Merrill Lynch Bank USA	$70,000,000
TOTAL	$140,000,000

Schedule 1

EXHIBIT A

to the Loan Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Loan Agreement identified below (as amended, the “Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any letters of credit and guarantees included in the facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	____________________________________

2.	Assignee:	____________________________________

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower:	TECO Energy, Inc.

[1]	Select as applicable

Exhibit A to Loan Agreement

4.	Administrative Agent:	JPMorgan Chase Bank, as the administrative agent under the Loan Agreement

5.	Loan Agreement:	The Loan Agreement dated as of September 30, 2004 among TECO Energy, Inc., the Lenders party thereto, and JPMorgan Chase Bank, as Administrative Agent

6.	Assigned Interest:

Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$		%
$	$		%
$	$		%

Effective Date:                          , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A to Loan Agreement

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Exhibit A to Loan Agreement

Consented to and Accepted:

JPMORGAN CHASE BANK,
as Administrative Agent

By
Title:

[Consented to:][3]

TECO ENERGY, INC.

By
Title:

[3]	To be added only if the consent of Borrower is required by the terms of the Loan Agreement.

Exhibit A to Loan Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other Loan Document or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Loan Agreement or any other Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Loan Agreement or any other Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement or any other Loan Document, (ii) it satisfies the requirements, if any, specified in the Loan Agreement or any other Loan Document that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement or any other Loan Document as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Loan Agreement or any other Loan Document, together with copies of the most recent financial statements delivered pursuant to Section 5.9 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Lender not formed under the laws of the United States of America or any state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement or any other Loan Document, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement or any other Loan Document, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement or any other Loan Document are required to be performed by it as a Lender.

Exhibit A to Loan Agreement

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A to Loan Agreement

EXHIBIT B

to the Loan Agreement

FORM OF NOTE

$	New York, New York
Note No.	, 200

For value received, the undersigned TECO ENERGY, INC., a Florida corporation (“Borrower”), promises to pay to                      (“Lender”) at the office of JPMorgan Chase Bank located at 270 Park Avenue, New York, New York 10017 in lawful money of the United States of America and in immediately available funds, the principal amount of                      DOLLARS ($                     ), and all other amounts owed by Borrower to Lender hereunder and under the Loan Agreement referred to below.

This is one of the Notes referred to in that certain Loan Agreement, dated as of September 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among Borrower, the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, as Administrative Agent for the Lenders (“Administrative Agent”) and is entitled to the benefits thereof and is subject to all terms, provisions and conditions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Loan Agreement.

The principal amount hereof is payable in accordance with the Loan Agreement, and such principal amount may be prepaid solely in accordance with the Loan Agreement.

Borrower further agrees to pay, in lawful money of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such unpaid and outstanding principal amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at the rates of interest and at the times set forth in the Loan Agreement and Borrower agrees to pay other fees and costs as stated in the Loan Agreement.

If any payment on this Note becomes due and payable on a date which is not a Banking Day, such payment shall be made on the first succeeding, or next preceding, Banking Day, in accordance with the terms of the Loan Agreement.

All payments and prepayments made on account of the principal balance hereof shall be recorded by Lender on the grid attached hereto, provided that failure to make such a notation shall not affect or diminish Borrower’s obligation to repay all amounts due on this Note as and when due.

Upon the occurrence and during the continuation of any one or more Events of Default, all amounts then remaining unpaid on this Note may become or be declared to be immediately due and payable as provided in the Loan Agreement and other Loan Documents.

Exhibit B to Loan Agreement

Borrower agrees to pay costs and expenses, including without limitation attorneys’ fees, as set forth in Section 8.4 of the Loan Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

TECO ENERGY, INC.

By:
Name:
Title:

Exhibit B to Loan Agreement

Date	Prepayment or Repayment	Outstanding Balance

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

___________________________________________________________________________________________________________

EXHIBIT C-1

to the Loan Agreement

FORM OF NOTICE OF BORROWING

(Delivered pursuant to Section 2.1.1.2)

[Date]

JPMorgan Chase Bank

1111 Fannin Street

Houston, Texas 77012

Attention: Loan and Agency Services

with copy to:

JPMorgan Chase Bank

270 Park Avenue

4th Floor

New York, New York 10017

Attention: Peter Ling

Re: TECO Energy, Inc. Loan Agreement: Notice of Borrowing

This Notice of Borrowing is delivered to you pursuant to Section 2.1.1.2 of the Loan Agreement dated as of September 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TECO Energy, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, as administrative agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings set forth in the Loan Agreement unless otherwise defined herein or unless the context requires otherwise.

This Notice of Borrowing constitutes a request for a Borrowing as set out below:

(i) The requested date of the Borrowing is                     , 200     , which is a Banking Day.

(ii) The total amount of requested Loans is $

(iii) Borrower requests the following funding options:

(a) ABR Loan amount: $

(b) LIBOR Loan amount: $

Exhibit C-1 to Loan Agreement

LIBOR Loan Amount Requested	Initial Interest Period
$	months
$	months
$	months

[The proceeds of the Loans should be sent as follows: [Insert wiring instructions]]

The undersigned further confirms and certifies to Administrative Agent and each Lender that the requested Loans will not exceed the unused amount of the Total Commitment in effect on the date hereof, and (ii) the conditions set forth in Section 3.1 and 3.2 of the Loan Agreement have been satisfied or waived in accordance with the terms thereof.

TECO ENERGY, INC.

By:
Name:
Title:

Exhibit C-1 to Loan Agreement

EXHIBIT C-2

to the Loan Agreement

FORM OF NOTICE OF CONVERSION OF LOAN TYPE

(Delivered pursuant to Section 2.1.3)

[Date]

JPMorgan Chase Bank

1111 Fannin Street

Houston, Texas 77012

Attention: Loan and Agency Services

with copy to:

JPMorgan Chase Bank

270 Park Avenue

4th Floor

New York, New York 10017

Attention: Peter Ling

Re: TECO Energy, Inc.: Notice of Conversion of Loan Type

Reference is hereby made to that certain Loan Agreement dated as of September 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TECO Energy, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings set forth in the Loan Agreement unless otherwise defined herein or unless the context requires otherwise.

Pursuant to Section 2.1.3 of the Loan Agreement, Borrower hereby requests conversion of the following Loans as set forth below [include only those which are applicable]:

Conversion of ABR Loans to LIBOR Loans:

Amount of ABR Loans, to be converted to LIBOR Loans as follows:	$

LIBOR Loan to expire , :	$

LIBOR Loan to expire , :	$

Conversion of LIBOR Loans to ABR Loans:

LIBOR Loans in the following amount: to be converted to ABR Loans.	$

Exhibit C-2 to Loan Agreement

The effective date of the conversion shall be                     ,          which is a Banking Day and which shall be the first day after the last day of an Interest Period if converting from LIBOR Loans.

Exhibit C-2 to Loan Agreement

IN WITNESS WHEREOF, Borrower has executed this Notice of Conversion of Loan Type on the date set forth above.

TECO ENERGY, INC.

By:
Name:
Title:

The undersigned acknowledges receipt

of a copy of this Notice of Conversion

of Loan Type:

JPMORGAN CHASE BANK, as Administrative Agent	Date: ,

By:
Name:
Title:

Exhibit C-2 to Loan Agreement

EXHIBIT C-3

to the Loan Agreement

FORM OF CONFIRMATION OF INTEREST PERIOD SELECTION

(Delivered pursuant to Section 2.1.2.4(b))

[Date]

JPMorgan Chase Bank

1111 Fannin Street

Houston, Texas 77012

Attention: Loan and Agency Services

with copy to:

JPMorgan Chase Bank

270 Park Avenue

4th Floor

New York, New York 10017

Attention: Peter Ling

Re:	TECO Energy, Inc. Loan Agreement: Confirmation of Interest Period Selection

This Confirmation of Interest Period Selection is delivered to you pursuant to Section 2.1.2.4(b) of the Loan Agreement dated as of September 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among TECO Energy, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings set forth in Loan Agreement unless otherwise defined herein or unless the context requires otherwise.

This Confirmation of Interest Period Selection relates to $                     of the LIBOR Loans with an Interest Period ending on                     . This Confirmation of Interest Period Selection constitutes a confirmation that effective                      (which shall be the last day of an Interest Period):

The requested Interest Period for                      of such LIBOR Loans shall be      months.

This notice shall be effective only if delivered to Administrative Agent as a Confirmation of Interest Period Selection made pursuant to Section 2.1.2.4(b) of the Loan Agreement.

Exhibit C-3 to Loan Agreement

The undersigned confirms and certifies to each Lender that as of the date of this Confirmation of Interest Period Selection, no Event of Default or Inchoate Default exists under the Loan Agreement.

TECO ENERGY, INC.

By:
Name:
Title:

The undersigned acknowledges receipt

of a copy of this Confirmation of Interest

Period Selection:

JPMORGAN CHASE BANK as Administrative Agent	Date: ,

By:
Name:
Title:

Exhibit C-3 to Loan Agreement

EXHIBIT D

to the Loan Agreement

CLOSING CERTIFICATE

Pursuant to Section 3.1.8 of the Loan Agreement (as defined below), the undersigned hereby certifies on this 30th day of September, 2004, to JPMorgan Chase Bank, as administrative agent (“Administrative Agent”) for the Lenders under that certain Loan Agreement, dated as of September 30, 2004 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”) among TECO Energy, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Administrative Agent, that:

1. Each representation and warranty set forth in Article IV of the Loan Agreement shall be true and correct, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

2. There exists no Event of Default or Inchoate Default as of the Effective Date.

3. As of the Effective Date, the conditions precedent set forth in Section 3.1 of the Loan Agreement have been satisfied or have been waived in writing by Administrative Agent with, as applicable, the consent of the Lenders.

All capitalized terms used herein which are defined in the Loan Agreement shall have the meaning set forth in the Loan Agreement.

IN WITNESS WHEREOF, Borrower has executed this Certificate on the date set forth above.

TECO ENERGY, INC.

By:
Name:
Title:

Exhibit D to Loan Agreement

EXHIBIT E

to the Loan Agreement

INSTRUCTION AND ACKNOWLEDGEMENT

[Date]

The Bank of New York

in its capacity as the Collateral Agent

under the Pledge Agreement referred to below

and not in its individual capacity

101 Barclay Street

8th Floor West

New York, NY 10286

Attention: Corporate Trust Administration

Reference is made to (a) that certain Purchase Contract Agreement between TECO Energy, Inc. (the “Company”) and The Bank of New York (“BNY”), acting as purchase agent thereunder for holders of certain units of securities specified therein, as amended (the “Purchase Contract Agreement”) and (b) that certain Pledge Agreement among the Company, BNY in its capacity as Collateral Agent thereunder (the “Pledge Agreement” and, together with the Purchase Contract Agreement, the “Agreements”). Terms used but not defined herein shall have their respective meanings set forth in the Agreements, as applicable.

Section 5.2(c) of the Purchase Contract Agreement and Section 4.5(a) of the Pledge Agreement provide that, on the Purchase Contract Settlement Date (i.e., January 18, 2005), the Collateral Agent shall, solely to the extent funds have been delivered to it pursuant to the Agreements, remit to the Company certain amounts in respect of the Purchase Price under the Purchase Contracts (such amount hereinafter referred to as the “Company Payments”), as payment to the Company for Common Stock issuable by the Company upon settlement of the Purchase Contracts. The Company wishes to provide in this Instruction and Acknowledgment that a portion of the Company Payments will be remitted directly to JPMorgan Chase Bank, in its capacity as administrative agent (the “Administrative Agent”) under that certain Loan Agreement dated as of September 30, 2004 between the Company, the lenders party thereto and the Administrative Agent (as amended, the “Loan Agreement”).

The Company and the Administrative Agent agree with the Collateral Agent that not later than 2:00 p.m. on the Business Day immediately preceding the Purchase Contract Settlement Date, the Administrative Agent shall deliver to the Collateral Agent at the address of the Collateral Agent set forth above a written statement (the “Administrative Agent’s Statement”) substantially in the form of Annex 1 hereto executed by the Administrative Agent, upon which the Collateral Agent shall be entitled to conclusively rely, setting forth the sum of the aggregate amount of principal, interest, fees and other amounts due and owing under the

Exhibit E to Loan Agreement

Loan Agreement as of the Purchase Contract Settlement Date (such sum being hereinafter referred to as the “Specified Amount”). In the event that prior to the Purchase Contract Settlement Date all amounts payable under the Loan Agreement shall have been paid in full and the commitments of the lenders thereunder shall have terminated, the Administrative Agent shall give prompt written notice to the Collateral Agent at such address to that effect (upon which notice the Collateral Agent shall be entitled to conclusively rely), whereupon this Instruction and Acknowledgment shall cease to be of further force or effect.

The Company hereby instructs the Collateral Agent that the Company Payments shall be remitted on the Purchase Contract Settlement Date in the following order and manner: (1) first, an amount equal to the Specified Amount shall be remitted by wire transfer to the Administrative Agent in accordance with the wire transfer instructions set forth in the Administrative Agent’s Statement; and (2) then, any remaining portion thereof shall be remitted to the Company in accordance with the terms of the Agreements. The Company agrees that the remittance of the Company Payments by the Collateral Agent in accordance with this Instruction and Acknowledgment shall constitute payment to the Company of the Purchase Price for purposes of the Agreements.

The Company further agrees that the foregoing instructions to the Collateral Agent may not hereafter be revoked or altered by the Company without the prior written consent of the Administrative Agent and that the Collateral Agent is authorized to disregard any further instructions from the Company with respect to the remittance of the Company Payments unless such prior written consent has been provided by the Administrative Agent. The terms of this Instruction and Acknowledgment may not be modified or waived without the written consent of each of the Company, the Collateral Agent and the Administrative Agent.

The Company and the Administrative Agent acknowledge and agree that all of the Collateral Agent’s rights, privileges, protections, indemnities and immunities (including, without limitation, the Collateral Agent’s right to indemnification by the Company) under the Pledge Agreement are hereby incorporated herein as if set forth herein in full. The Administrative Agent further acknowledges and agrees that the Collateral Agent is signing this Instruction and Acknowledgment at the request of, and solely as an accommodation to, the Company, and that the Collateral Agent shall in no event incur any liability to the Administrative Agent in connection herewith.

This Instruction and Acknowledgment shall be governed by, and construed in accordance with, the laws of the State of New York.

This Instruction and Acknowledgment may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

Exhibit E to Loan Agreement

Please indicate your acknowledgment and agreement as of the date hereof to this Instruction and Acknowledgment by signing on the appropriate signature line provided below and returning to the undersigned the enclosed copy hereof.

TECO ENERGY, INC.

By
Name:
Title:

ACKNOWLEDGED AND AGREED:

THE BANK OF NEW YORK, as Collateral Agent and not in its individual capacity

By
Name:
Title:

JPMORGAN CHASE BANK, as Administrative Agent

By
Name:
Title:

Exhibit E to Loan Agreement

Annex 1

to

Instruction and

Acknowledgement

ADMINISTRATIVE AGENT’S STATEMENT

[Date]

The Bank of New York

in its capacity as the Collateral Agent

under the Pledge Agreement referred to below

and not in its individual capacity

101 Barclay Street

8th Floor West

New York, NY 10286

Attention: Corporate Trust Administration]

Reference is made to that certain Instruction and Acknowledgment dated [            ], 2004 from the Company to you and acknowledged and agreed by you and us (the “Instruction and Acknowledgment”). Terms used but not defined herein shall have their respective meanings set forth in the Instruction and Acknowledgment.

Pursuant to the Instruction and Acknowledgment, set forth below are the amounts due and payable under the Loan Agreement as of the Purchase Contract Settlement Date (i.e., January 18, 2005):

1. principal	$
2. accrued and unpaid interest (accrued to but excluding the Purchase Contract Settlement Date)	$
3. accrued and unpaid commitment fees (if any)	$
4. other amounts (if any)	$

TOTAL (the “Specified Amount”):	$

The Specified Amount shall be remitted to JPMorgan Chase Bank on the Purchase Contract Settlement Date by wire transfer in accordance with the following wire transfer instructions:

[specific wire instructions to be inserted]

Exhibit E to Loan Agreement

JPMORGAN CHASE BANK, as Administrative Agent under the Loan Agreement referred to in the Instruction and Acknowledgment

By
Name:
Title:

cc: TECO Energy, Inc.

702 N. Franklin Street

TECO Plaza

Tampa, FL 33602

Attention:	Sandra W. Callahan
Treasurer

Exhibit E to Loan Agreement